EXHIBIT 10.1

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

GRANTOR:  (COMPANY SUBSIDIARY), L.P., a _________ limited partnership

GRANTEE:  CHICAGO TITLE INSURANCE COMPANY, TRUSTEE

GRANTEE: JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, BENEFICIARY

Legal Description:

Additional legal on Exhibit A

Assessor's Tax parcel ID No(s): 199220-0235-01

Reference number(s) of Related Document(s):

Loan No. V_60804

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING (this “Security Instrument” is made as of the _____ day of November, 2006, by (COMPANY SUBSIDIARY), a _________ limited partnership, (“Borrower”), having its principal place of business at c/o Equity Inns, 7700 Wolf River Blvd., Germantown, Tennessee 38138 to CHICAGO TITLE INSURANCE COMPANY (“Trustee”), having its principal place of business at 701 5th Avenue, Suite 3400, Seattle, Washington 98104, for the benefit of JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having its principal place of business at 270 Park Avenue, New York, New York 10017, as beneficiary (“Lender”).

INDEX OF DEFINED TERMS

“ADA”	18
“Affiliated Manager”	38
“ALR”	5
“Annex”	30
“Applicable Laws”	18
“Assignment of Contracts”	4
“attorneys’ fees”	63
“attorneys”	53
“Bankruptcy Code”	3
“Borrower”	1
“Business Day”	61
“Collateral”	56
“counsel fees”	63
“Debt”	6
“Default Rate”	45
“Embargoed Person”	29
“Environmental Indemnity”	8
“Environmental Law”	53, 54
“Environmental Lien”	54
“ERISA”	23
“Escrow Agreement”	5
“Event of Default”	42
“Event”	63
“Exculpated Portion”	52
“family members”	40
“fees and expenses”	53
“Franchise Agreement”	33
“Franchisor”	21, 33
“Guarantor”	24, 27
“Guaranty”	8
“Hazardous Substances”	54
“”Improvements”	2
“Indemnified Parties”	55
“Insurance Premiums”	11
“Insured Casualty”	13
“Intangibles”	5
“Investor”	62
“Land”	1
“Lease”	3
“Leases”	3
“legal fees”	63
“Lender”	1

“Lessee”	3
“Licenses”	32
“Loan Documents”	8
“Loan”	41
“Losses”	55
“Management Agreement”	34
“Note”	1
“Obligations”	7
“OFAC”	30
“Operating Lease”	3
“Original Assignment”	3
“Original Lessee”	33
“Original Principals”	40
“Other Charges”	15
“Other Loan Documents”	8
“Other Obligations”	7
“Patriot Act”	31
“Permitted Exceptions	31
“person”	63
“Personal Property”	6
“PML”	11
“Policies”	11
“Policy”	11
“Prohibited Person”	30
“Property Manager”	33
“Property”	1
“Qualified Insurer”	11
“Qualified Manager”	21
“Rating Agency”	62
“Release”	55
“Remediation”	55
“Rents”	3
“Restricted Party”	38
“Sale of Pledge”	38
“Securities”	62
“Securitization”	62
“Security Instrument”	1
“Taxes”	15
“Terrorism Coverage”	11
‘Terrorism Premium Cap”	12
“Transfer”	38
“Trustee”	1
“Underwritten Management Fee”	34
“Uniform Commercial Code”	3

RECITALS:

Borrower by its Fixed Rate Note of even date herewith given to Lender is indebted to Lender in the principal sum of $_________ in lawful money of the United States of America (such Fixed Rate Note, together with all extensions, renewals, modifications, substitutions and amendments thereof, shall collectively be referred to as the “Note”, with interest from the date thereof at the rates set forth in the Note, principal and interest to be payable in accordance with the terms and conditions provided in the Note, and with a final maturity date of December 1, 2016.

Borrower desires to secure the payment of the Debt (as defined in Article 2) and the performance of all of its obligations under the Note and the Other Obligations (as defined in Article 2 ).

ARTICLE 1 -   GRANTS OF SECURITY

Section 1.1  PROPERTY CONVEYED. Borrower does hereby irrevocably, unconditionally and absolutely grant, bargain, sell, pledge, enfeoff, assign, warrant, transfer and convey to Trustee in trust (with power of sale and right of entry and possession) for the benefit of Lender for the purposes herein set forth, the following property, rights, interests and estates now owned, or hereafter acquired, by Borrower (collectively, the “Property”):

(a)  Land. The real property described in Exhibit A attached hereto and made a part hereof (collectively, the “Land”), together with additional lands, estates and (to the extent assignable) development rights hereafter acquired by Borrower for use in connection with the development, ownership or occupancy of such real property, and all additional lands and estates therein which may, from time to time, by supplemental deed of trust or otherwise be expressly made subject to the lien of this Security Instrument;

(b)  Improvements. The buildings, structures, fixtures, additions, accessions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (the "Improvements”),

(c)  Easements. All of Borrower's right, title and interest in and to all easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Borrower of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(d)  Fixtures and Personal Property. All machinery, equipment, goods, inventory, consumer goods, furnishings, fixtures (including but not limited to all heating, air conditioning, plumbing, inventory, lighting, communications and elevator fixtures) and other personal property of every kind and nature, whether tangible or intangible, whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and usable in connection with the present or future use, maintenance, enjoyment, operation and occupancy of the Land and the Improvements, including without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, mini-bars, liquor and other drink dispensers, icemakers, kitchen equipment, radios, television sets, cable t.v. equipment, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, reservation systems and related computer software, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, fittings, plants, apparatus, stoves, ranges, refrigerators, cutlery and dishes, laundry machines, tools, machinery, engineers, dynamos, motors, boilers, incinerators, washers and dryers, other customary hotel equipment, and all building equipment, materials and supplies of any nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Land and the Improvements and the right, title and interest of Borrower in and to any of the Personal Property (as hereinafter defined) which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (the “Uniform Commercial Code”) superior in lien to the lien of this Security Instrument and all proceeds and products of the above;

(e)  Leases and Rents. All leases, subleases and other agreements (specifically including, but not limited to that certain (i) Lease Agreement for (Hotel) between Borrower and (COMPANY SUBSIDIARY), a ________ limited liability company (the “Lessee”) dated on or about as of even date herewith (the “Operating Lease”) and (ii) Original Assignment of Leases and Rents dated as of even date herewith between Borrower and Lessee (the "Original Assignment") affecting the use, enjoyment or occupancy of the Land and the Improvements heretofore or hereafter entered into (including, without limitation, any and all security interests, contractual liens and security deposits) whether before or after the filing by or against Borrower of any petition for relief under 11 U.S.C. §101 et seq. as the same may be amended from time to time (the “Bankruptcy Code”) (individually, a “Lease”, collectively, the “Leases”) and all income, rents (including, without limitation, room rents, revenues, accounts and receivables derived from the use or occupancy of all or any portion of the Improvements), issues, profits and revenues (including all oil and gas or other mineral royalties and bonuses) from the Land and the Improvements whether paid or accruing before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales (including mini-bar revenues), service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(f)  Condemnation Awards. All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

(g)  Insurance Proceeds. All proceeds of and any unearned premiums on any insurance policies covering the Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property;

(h)  Tax Certiorari. All refunds, rebates or credits in connection with a reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any applications or proceedings for reduction;

(i)  Conversion. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

(j)  Rights. The right, in the name and on behalf of Borrower, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interests of Trustee and/or Lender in the Property;

(k)  Agreements. All agreements, contracts (including purchase, sale, option, right of first refusal and other contracts pertaining to the Property), certificates, instruments, franchises, permits, licenses, approvals, consents, plans, specifications, franchise agreements and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Property (including any Improvements or respecting any business or activity conducted on the Land and any part thereof) and all right, title and interest of Borrower therein and thereunder, including, without limitation, the right, upon the occurrence and during the continuance of any Event of Default, to receive and collect any sums payable to Borrower thereunder and specifically including that certain Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals between Borrower and the Lessee dated as of even date hereof (the “Assignment of Contracts”) and the Original Assignment;

(l)  Trademarks. All tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records and all other general intangibles relating to or used in connection with the operation of the Property;

(m)  Accounts. All accounts, accounts receivable, escrows (including, without limitation, all escrows, deposits, reserves and impounds established pursuant to that certain Escrow Agreement for Reserves and Impounds of even date herewith between Borrower and Lender; hereinafter the “Escrow Agreement”), documents, instruments, chattel paper, deposit accounts, investment property, claims, reserves (including deposits) representations, warranties and general intangibles, as one or more of the foregoing terms may be defined in the Uniform Commercial Code, and all contract rights, franchises, books, records, plans, specifications, permits, licenses (to the extent assignable), approvals, actions, choses, commercial tort claims, suits, proofs of claims in bankruptcy and causes of action which now or hereafter relate to, are derived from or are used in connection with the Property, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms, and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Debtor or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, or arising from the sale of any Property or the rendition of services in the ordinary course of business or otherwise (whether or not earned by performance), together with any

Property returned by or reclaimed from customers wherever such Property is located, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business activities thereon (hereinafter collectively called the “Intangibles”); and

(n)  Liquor License. To the extent assignable, all licenses, permits, approvals and consents which are required for the sale and service of alcoholic beverages on the Property heretofore or hereafter obtained by Borrower from applicable state and local authorities.

(o)  Other Rights. Any and all other rights of Borrower in and to the Property and any accessions, renewals, replacements and substitutions of all or any portion of the Property and all proceeds derived from the sale, transfer, assignment or financing of the Property or any portion thereof.

Section 1.2  ASSIGNMENT OF RENTS. Borrower hereby absolutely and unconditionally assigns to Lender Borrower's right, title and interest in and to all current and future Leases and Rents; it being intended by Borrower that this assignment constitutes a specific, perfected and choate assignment upon recording pursuant to RCW 7.28.230. Nevertheless, subject to the terms of this Section 1.2 and the terms and conditions of that certain Assignment of Rents and Leases, of even date herewith between Borrower and Lender (the “ALR”), Lender grants to Borrower a revocable license to collect and receive the Rents. Borrower shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums and may utilize all other portions of the rents for the payment of costs and expenses of operation of the Property and thereafter as deemed appropriate by Borrower.

Section 1.3  DEFINITION OF PERSONAL PROPERTY. For purposes of this Security Instrument, the Property identified in Subsections 1.1(d) through 1.1(o), inclusive, shall be collectively referred to herein as the “Personal Property.”

Section 1.4  PLEDGE OF MONIES HELD. Borrower hereby pledges to Lender any and all monies now or hereafter held by Lender, including, without limitation, any sums deposited in the Funds (as defined in the Escrow Agreement), all insurance proceeds described in Section 3.2 and condemnation awards or payments described in Section 3.4, as additional security for the Obligations until expended or applied as provided in this Security Instrument.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Trustee, and the successors and assigns of Trustee, forever;

PROVIDED, HOWEVER, these presents are upon the express condition that, if Borrower shall well and truly pay to Lender the Debt at the time and in the manner provided in the Note and this Security Instrument, shall well and truly perform the Other Obligations as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth herein and in the Note, these presents and the estate hereby granted shall cease, terminate and be void; provided however, that Borrower's obligation to indemnify and hold harmless Lender pursuant to the provisions hereof with respect to matters relating to any period of time during which this Security Instrument was in effect shall survive any such payment or release.

ARTICLE 2 -   DEBT AND OBLIGATIONS SECURED

Section 2.1  DEBT. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the following, in such order of priority as Lender may determine in its sole discretion (the “Debt”):

(a)  the payment of the indebtedness evidenced by the Note in lawful money of the United States of America;

(b)  the payment of interest, default interest, late charges and other sums, as provided in the Note, this Security Instrument or the Other Loan Documents (as hereinafter defined);

(c)  the payment of all other moneys agreed or provided to be paid by Borrower in the Note, this Security Instrument or the Other Loan Documents;

(d)  the payment of all sums advanced pursuant to this Security Instrument to protect and preserve the Property and the lien and the security interest created hereby; and

(e)  the payment of all sums advanced, costs and expenses incurred, and processing fees charged by Lender in connection with the Debt or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender.

Section 2.2  OTHER OBLIGATIONS. This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the following (the “Other Obligations”):

(a)  the performance of all other obligations of Borrower contained herein;

(b)  the performance of each obligation of Borrower contained in any other agreement given by Borrower to Lender which is for the purpose of further securing the obligations secured hereby, and any amendments, modifications and changes thereto; and

(c)  the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Note, this Security Instrument or the Other Loan Documents.

Section 2.3  DEBT AND OTHER OBLIGATIONS. Borrower's obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively herein as the "Obligations."

Section 2.4  PAYMENTS. Unless payments are made in the required amount in immediately available funds at the place where the Note is payable, remittances in payment of all or any part of the Debt shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in funds immediately available at the place where the Note is payable (or any other place as Lender, in Lender's sole discretion, may have established by delivery of written notice thereof to Borrower) and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default (as hereinafter defined).

ARTICLE 3 -   BORROWER COVENANTS

Borrower covenants and agrees that:

Section 3.1  INCORPORATION BY REFERENCE. All the covenants, conditions and agreements contained in (a) the Note, and (b) all and any of the documents other than the Note or this Security Instrument now or hereafter executed by Borrower and/or others and by or in favor of Lender in connection with the creation of the Obligations, the payment of any other sums owed by Borrower to Lender or the performance of any Obligations (collectively the “Other Loan Documents”), are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein. The term “Loan Documents” as used herein shall individually and collectively refer to the Note, this Security Instrument and the Other Loan Documents; provided, however, that notwithstanding any provision of this Security Instrument to the contrary, the Obligations of the Borrower under that certain Environmental Indemnity Agreement of even date herewith executed by Borrower in favor of Lender (the “Environmental Indemnity”) and the Obligations of the Guarantor under that certain Guaranty of even date herewith executed by Guarantor in favor of Lender (the “Guaranty”) shall not be deemed or construed to be secured by this Security Instrument or otherwise restricted or affected by the foreclosure of the lien hereof or any other exercise by Lender of its remedies hereunder or under any other Loan Document, such Environmental Indemnity and Guaranty being intended by the signatories thereto to be its (or their) unsecured obligation.

Section 3.2  INSURANCE.

(a)  Borrower shall obtain and maintain (or cause to be obtained and maintained), shall pay all premiums in accordance with Subsection 3.2(b) below for, and shall deliver to Lender certificates reasonably acceptable to Lender evidencing, insurance for Borrower and the Property providing at least the following coverages:

(i)  comprehensive all risk insurance providing "special" form coverage (including, without limitation, riot and civil commotion, vandalism, malicious mischief, water, fire, burglary and theft, sinkhole collapse, windstorm, hail, smoke, aircraft or vehicles, sprinkler leakage, and damage from weight of ice or snow, and without any exclusion for terrorism) on the Improvements and the Personal Property and in each case (A) in an amount equal to 100% of the "Full Replacement Cost," which for purposes of this Security Instrument shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement and replacement cost endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing that the deductible shall not exceed $100,000.00, for so long as the Original Principal (as defined herein) shall control the Borrower; and (D) containing Demolition Costs, Increased Cost of Construction and "Ordinance or Law Coverage" or "Enforcement" endorsements in amounts satisfactory to Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited. The Full Replacement Cost may be redetermined from time to time by an appraiser or contractor designated and paid by Lender or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Lender to request any such appraisals shall relieve Borrower of any of its obligations under this Subsection. Notwithstanding anything contained herein to the contrary, the deductible for windstorm coverage shall be equal to the lesser of (a) a commercially reasonable market deductible based on similar properties located in the geographic region where the Property is located or (b) ten percent (10%) of the Full Replacement Cost;

(ii)  comprehensive commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called "occurrence" form with a combined single limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the aggregate, as well as liquor liability insurance in a minimum amount of $2,000,000.00 if any part of the Property is covered by a liquor license and an aggregate coverage limit acceptable to Lender; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all contracts; (5) contractual liability covering the indemnities contained in Article 11 hereof to the extent the same is available; and (D) to be with a $25,000.00 deductible;

(iii)  business income insurance (A) with loss payable to Lender; (B) covering losses of income and Rents derived from the Property and any non-insured property on or adjacent to the Property resulting from any risk or casualty whatsoever; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to 100% of the projected gross income from the Property for a period of twelve (12) months. The amount of such business income insurance shall be determined by Lender prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All insurance proceeds payable to Lender pursuant to this Subsection 3.2(a) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)  at all times during which structural construction, repairs or alterations are being made with respect to the Improvements: (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 3.2(a)(i) written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 3.2(a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)  workers' compensation, subject to the statutory limits of the state in which the Property is located, and employer's liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)  comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, covering all boilers or other pressure vessels, turbines, engines, machinery and equipment located at or about the Property

(including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) for 100% of the full replacement cost of such equipment and the building or buildings housing same;

(vii)  if any portion of the Improvements is currently or at any time in the future located in a "special flood hazard area" as designated by the Federal Emergency Management Agency or such other applicable federal agency, flood hazard insurance in an amount equal to the maximum amount available under the National Flood Insurance Program and in addition to the maximum available under the National Flood Insurance Program, any excess limits as determined by Lender in its sole and absolute discretion;

(viii)  umbrella liability insurance in an amount not less than Ten Million and No/100 Dollars $10,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 3.2(a)(ii) hereof;

(ix)  if the Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake or located in an area with a high degree of seismic activity, with a probable maximum loss (“PML”) exceeding fifteen percent (15%), earthquake insurance equal to fifteen percent (15%) of the Full Replacement Cost with a waiver of depreciation of the Property; and

(x)  such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located, including, without limitation, mine subsidence insurance and environmental insurance, to the extent available on commercially reasonable terms.

(b)  All insurance provided for in Subsection 3.2(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may from time to time be satisfactory to Lender, for a minimum policy term not less than one year, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located as admitted or unadmitted carriers which, in either case, have been approved by Lender and which have a claims paying ability rating of at least A or better issued by Standard & Poor's Ratings Services, a division of the Mc-Graw Hill Companies, Inc. or with a claims paying ability rating otherwise acceptable to Lender (each such insurer shall be referred to below as a “Qualified Insurer”). Such Policies shall not be subject to invalidation due to the use or occupancy of the Property for purposes more hazardous than the use of the Property at the time such Policies were issued. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 3.2(a), certificates evidencing renewal or replacement Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. No Policy required under Sections 3.2(a)(i) and (iii) hereof shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, or if any such Policy does contain such an exclusion, Borrower shall obtain and maintain a separate terrorism insurance policy with coverage amounts and for periods required by Sections 3.2(a)(i) and (iii) above (“Terrorism Coverage”); provided, however, Borrower shall not be required to pay more than $_________ (the “Terrorism Premium Cap”) in annual premiums to obtain Terrorism Coverage.  If the Terrorism Premium Cap is not sufficient to purchase the amount of Terrorism Coverage required by Sections 3.2(a)(i) and (iii) above, then Borrower shall purchase the amount of Terrorism Coverage that is available for the Terrorism Premium Cap. Upon a request by Lender, Borrower shall provide to Lender certified copies of the Policies.

(c)  Borrower shall not obtain (i) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 3.2(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower, or (ii) any umbrella or blanket liability or casualty Policy unless, in each case, Lender's interest is included therein as provided in this Security Instrument and such Policy is issued by a Qualified Insurer. If Borrower obtains separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Subsection 3.2(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Subsection 3.2(a).

(d)  All Policies of insurance provided for or contemplated by Subsection 3.2(a) shall name Lender, its successors and assigns, including any servicers, trustees or other designees of Lender, and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing Lender clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)  All Policies of insurance provided for in Subsection 3.2(a) shall contain clauses or endorsements to the effect that:

(i)  no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)  the Policy shall not be materially changed (other than to increase the coverage provided on the Property thereby) or canceled without at least thirty (30) days' prior written notice to Lender and any other party named therein as an insured;

(iii)  each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)  Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)  Borrower shall furnish to Lender within ten (10) calendar days after Lender's request therefor, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification that the insurance policies maintained on the Property comply with the requirements hereof, issued by an independent insurance broker or appraiser acceptable to Lender.

(g)  If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right but not the obligation, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by this Security Instrument and shall bear interest at the Default Rate (as hereinafter defined).

(h)  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(i)  In case of loss covered by Policies, Lender may either (1) settle and adjust any claim without the consent of Borrower, or (2) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that so long as Original Principal controls Borrower, Borrower may adjust losses aggregating not in excess of $100,000.00 if such adjustment is carried out in a competent and timely manner, and provided that in any case Lender shall and is hereby authorized to collect and receive any such insurance proceeds; and the reasonable expenses incurred by Lender in the adjustment and collection of insurance proceeds shall become part of the Debt and be secured hereby and shall be reimbursed by Borrower to Lender upon demand (unless deducted by and reimbursed to Lender from such proceeds).

(ii)  In the event of any insured damage to or destruction of the Property or any part thereof (herein called an “Insured Casualty”), if (A) in the reasonable judgment of Lender, the Property can be restored within six (6) months after insurance proceeds are made available and at least six (6) months prior to the Maturity Date (as defined in the Note) to an economic unit not less valuable (including an assessment by Lender of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty, and after such restoration will adequately secure the outstanding balance of the Debt, and (B) no Event of Default (hereinafter defined) shall have occurred and be then continuing, then the proceeds of insurance shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to Insured Casualty, as provided below; and Borrower hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding; provided, however, in any event Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance made available pursuant to the terms hereof.

(iii)  Except as provided above, the proceeds of insurance collected upon any Insured Casualty shall, at the option of Lender in its sole discretion, be applied to the payment of the Debt or applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to the Insured Casualty, in the manner set forth below. Any such application to the Debt shall not be considered a voluntary prepayment requiring payment of the prepayment consideration provided in the Note, and, except as provided in the Note, shall not reduce or postpone any payments otherwise required pursuant to the Note, other than the final payment on the Note.

(iv)  If proceeds of insurance, if any, are made available to Borrower for the restoring, repairing, replacing or rebuilding of the Property, Borrower hereby covenants to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender.

(v)  If Borrower is entitled to reimbursement out of insurance proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with (1) evidence satisfactory to it (which evidence may include inspection[s] of the work performed) that the restoration, repair, replacement and rebuilding covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (3) funds, or, at Lender's option, assurances satisfactory to Lender that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding, and (4) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve; and Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work. With respect to disbursements to be made by Lender: (A) no payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time; (B) funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds; and (C) at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien and the costs described in Subsection 3.2(h)(vi) below. Any surplus which may remain out of insurance proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to any party entitled thereto. In no event shall Lender assume any duty or obligation for the adequacy, form or content of any such plans and specifications, nor for the performance, quality or workmanship of any restoration, repair, replacement and rebuilding.

(vi)  Notwithstanding anything to the contrary contained herein, the proceeds of insurance reimbursed to Borrower in accordance with the terms and provisions of this Security Instrument shall be reduced by the reasonable costs (if any) incurred by Lender in the adjustment and collection thereof and in the reasonable costs incurred by Lender of paying out such proceeds (including, without limitation, reasonable attorneys' fees and costs paid to third parties for inspecting the restoration, repair, replacement and rebuilding and reviewing the plans and specifications therefor).

Section 3.3  PAYMENT OF TAXES, ETC.

(a)  Borrower shall pay (or cause to be paid) all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Taxes”), all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Other Charges”), and all charges for utility services provided to the Property as same become due and payable. Borrower will deliver to Lender, promptly upon Lender's request, evidence satisfactory to Lender that the Taxes, Other Charges and utility service charges have been so paid or are not then delinquent. Borrower shall not allow and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property. Except to the extent sums sufficient to pay all Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Security Instrument, Borrower shall furnish to Lender paid receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent.

(b)  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Taxes, provided that (i) no Event of Default has occurred and is continuing under the Note, this Security Instrument or any of the Other Loan Documents, (ii) Borrower is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Taxes from Borrower and from the Property or Borrower shall have paid all of the Taxes under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (v) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (vi) Borrower shall have set aside and deposited with Lender adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest, and (vii) Borrower shall have furnished the security as may be required in the proceeding, or as may be requested by Lender to insure the payment of any contested Taxes, together with all interest and penalties thereon.

Section 3.4  CONDEMNATION. Borrower shall, or shall cause Lessee to promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding and shall deliver to Lender copies of any and all papers served in connection with such proceedings. In case of any condemnation award excess of $100,000.00, Lender may either (1) settle and adjust any such claim with the consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required during the continuance of an Event of Default), or (2) allow Borrower to agree with the condemning authority on the amount of the award to be paid. Borrower has the sole right to agree with the condemning authority with regard to condemnation awards in any one instance aggregating not in excess of $100,000.00 if Borrower acts in a competent and timely manner. While an Event of Default is continuing hereunder, Lender is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment for said condemnation or eminent domain and to make any compromise or settlement in connection with such proceeding, subject to the provisions of this Security Instrument.

Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Security Instrument and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Lender, after the deduction of reasonable expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Note. Borrower shall cause the award or payment made in any condemnation or eminent domain proceeding, which is payable to Borrower, to be paid directly to Lender. Lender may apply any award or payment to the reduction or discharge of the Debt whether or not then due and payable (such application to be free from any prepayment consideration provided in the Note, except that if an Event of Default, or an event which with notice and/or the passage of time, or both, would constitute an Event of Default, has occurred, then such application shall be subject to the full prepayment consideration computed in accordance with the Note). If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the award or payment, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the award or payment, or a portion thereof sufficient to pay the Debt.

Section 3.5  USE AND MAINTENANCE OF PROPERTY. Borrower shall cause the Property to be maintained and operated in a good and safe condition and repair and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not allow the Property to be used, maintained or operated in any manner which constitutes a public or private nuisance or which makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property with items of the same utility and of equal or greater value) without the prior written consent of Lender. Borrower shall, or shall cause Lessee to promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty (to the extent Lender permits the use of insurance proceeds for repair after an insured casualty) , or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.4 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Neither Borrower nor Lessee shall initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, neither Borrower nor Lessee will cause or permit the nonconforming use to be discontinued or abandoned without the express written consent of Lender (provided that Lender permits Borrower to use the proceeds of insurance for such purpose, to the extent discontinuance or abandonment would result from an insured casualty). Neither Borrower nor Lessee shall take any steps whatsoever to convert the Property, or any portion thereof, to a condominium or cooperative form of management.

Section 3.6  WASTE. Borrower shall not commit or suffer any waste of the Property or allow Lessee to commit or suffer any waste of the Property (excluding waste which results from an insured casualty for which Lender does not release insurance proceeds) or, without first obtaining such additional insurance as may be necessary to cover a proposed change in use of the Property, make or allow Lessee to make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security of this Security Instrument. Borrower will not, nor will allow Lessee, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Section 3.7  COMPLIANCE WITH LAWS; ALTERATIONS.

(a)  Borrower shall promptly comply with and cause Lessee to promptly comply, in all material respects, with all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting or which may be interpreted to affect the Property, or the use thereof, including, but not limited to, the Americans with Disabilities Act (the “ADA”) (collectively “Applicable Laws”).

(b)  Notwithstanding any provisions set forth herein or in any document regarding Lender's approval of alterations of the Property, Borrower shall not alter the Property (or allow Lessee to alter the Property) in any manner which would increase Borrower's (or, if applicable, Lessee's) responsibilities for compliance with Applicable Laws without the prior written approval of Lender. Lender's approval of the plans, specifications, or working drawings for alterations of the Property shall create no responsibility or liability on behalf of Lender for their completeness, design, sufficiency or their compliance with Applicable Laws. The foregoing shall apply to tenant improvements constructed by Borrower or Lessee or by any of its tenants. Lender may condition any such approval upon receipt of a certificate of compliance with Applicable Laws from an independent architect, engineer, or other person acceptable to Lender.

(c)  Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Applicable Laws and of the commencement of any proceedings or investigations which relate to compliance with Applicable Laws.

(d)  Borrower shall take commercially reasonable measures to prevent and will not engage in or knowingly permit any illegal activities at the Property.

Section 3.8  BOOKS AND RECORDS.

(a)  Borrower shall keep accurate books and records of account in accordance with sound accounting principles in which full, true and correct entries shall be promptly made with respect to Borrower, the Property and the operation thereof, and will permit all such books and records (including without limitation all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction, repair or operation to Borrower of the Improvements) to be inspected or audited, subject to the provisions of the Management Agreement, and copies made by Lender and its representatives during normal business hours and at any other reasonable times. Borrower represents that its chief executive office is as set forth in the introductory paragraph of this Security Instrument and that all books and records pertaining to the Property are maintained at the Property or at the office of the Property Manager, or, if applicable, the Qualified Manager. Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) calendar days after the end of each calendar quarter the following items, each certified by Borrower as being true and correct, in such format and in such detail as Lender or its servicer may request:

(i)  if (and only if) there are tenants at the Property (other than the Lessee) a written statement (rent roll) dated as of the last day of each such calendar quarter identifying each of the Leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payment delinquencies thereunder;

(ii)  a report of occupancy for the hotel located on the Property for the subject quarter, including an average daily rate, and any and all franchise inspection reports received by Borrower during the subject quarter; and

(iii)  quarterly and year to date operating statements prepared for each calendar quarter during each such reporting period detailing the total revenues received and total expenses incurred with respect to the Property.

(b)  Within ninety (90) calendar days following the end of each calendar year, Borrower shall furnish to Lender (i) a statement of profit and loss for the Property in such format and in such reasonable detail as Lender or its servicer may request and (ii) a certificate from an authorized representative of Borrower certifying, to the best knowledge of the authorized representative of Borrower, that such annual financial statements present fairly the financial condition and the results of operations of Borrower and the Property and, following an Event of Default, an unqualified opinion of a firm of independent accountants reasonably acceptable to Lender.

(c)  Borrower will permit representatives appointed by Lender, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect during its normal business hours and at any other reasonable times any of the Property and to make photographs thereof, and to write down and record any information such representatives obtain, and shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender under or in connection with this Security Instrument or any of the Other Loan Documents and to discuss all such matters with its officers, employees and representatives. Borrower will furnish to Lender at Borrower's expense all evidence which Lender may from time to time reasonably request as to the accuracy and validity of or compliance with all representations and warranties made by Borrower in the Loan Documents and satisfaction of all conditions contained therein. Any inspection or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Lender, shall be at Borrower's expense up to $2,000.00 per inspection or audit and requested no more than once per year prior to an Event of Default, and shall not constitute any assumption of responsibility or liability by Lender to Borrower or anyone else with regard to the condition, construction, maintenance or operation of the Property, nor Lender's approval of any certification given to Lender nor relieve Borrower of any of Borrower's obligations.

(d)  Prior to the transfer of the Loan by Lender pursuant to Section 16.1 hereof, Borrower shall deliver to Lender the reports required by Section 3.8(a) on a monthly basis. Such reports shall be delivered within thirty (30) calendar days after the end of each calendar month.

Section 3.9  PAYMENT FOR LABOR AND MATERIALS.

(a)  Borrower will promptly pay when due and cause Lessee to promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property and never permit to exist beyond the due date thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Exceptions (as hereinafter defined).

(b)  After prior written notice to Lender, Borrower, at its own expense may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the bills and costs referred to in Section 3.9(a), provided that (i) no Event of Default has occurred and is continuing under the Note, this Security Instrument or any of the Other Loan Documents, (ii) such proceeding shall suspend the collection of such bills and costs from Borrower and from the Property or Borrower shall have paid all of such bills and costs under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost and (v) Borrower shall have set aside and deposited with Lender adequate reserves or other security, reasonably satisfactory to Lender, for the payment of such bills and costs, together with all interest and penalties thereon, unless Borrower has paid all of such bills and costs under protest.

Section 3.10  PERFORMANCE OF OTHER AGREEMENTS. Borrower shall observe and perform and cause Lessee to observe and perform each and every term to be observed or performed by Borrower or Lessee pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing an obligation secured hereby and any amendments, modifications or changes thereto.

Section 3.11  CERTAIN HOTEL COVENANTS. Borrower further covenants and agrees with Lender as follows:

(a)  Subject to Section 3.11(c)(i) below, Borrower shall cause the Lessee to cause the hotel located on the Property to be operated pursuant to the Franchise Agreement (as hereinafter defined) and the Management Agreement (as hereinafter defined).

(b)  Borrower covenants and agrees that it shall (or, if applicable, Borrower shall cause the Lessee to):

(i)  promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(ii)  promptly notify Lender of any default under the Franchise Agreement or the Management Agreement of which it is aware;

(iii)  promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Lessee under the Franchise Agreement or the Management Agreement; and

(iv)  promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Promus Hotels, Inc., a Delaware corporation (the “Franchisor”) under the Franchise Agreement and the Property Manager under the Management Agreement.

(c)  Borrower consents and agrees that it shall not allow the Lessee to do the following, without Lender's prior written consent:

(i)  surrender, terminate or cancel the Franchise Agreement or the Management Agreement; provided, however, the Management Agreement may be terminated by the Lessee if the Property Manager is in default under the terms of the Management Agreement or the Lessee otherwise has the right to terminate the Property Manager under the terms of the Management Agreement so long as Lessee, before terminating the Management Agreement, notifies Lender of its intention to do so and agrees to provide a Qualified Manager which shall replace the Property Manager. "Qualified Manager” shall mean a replacement property manager of the Property which, including its affiliates, (i) has been approved, in writing, by the Franchisor, with evidence of such approval sent to Lender, (ii) is the property manager pursuant to a replacement property management agreement that is structured at then-prevailing market rates for manager of properties similar to the Property and (iii) agrees to enter into (with Borrower, Lessee and Lender) a tri-party agreement acceptable to Lender comparable to the Acknowledgment of Property Manager executed by the Property Manager as of even date herewith. Notwithstanding anything contained herein to the contrary, the provisions of Section 8.4(b) must also be complied with in order for a Qualified Manager to be appointed or selected;

(ii)  reduce or consent to the reduction of the term of the Franchise Agreement;

(iii)  increase or consent to the increase of the amount of any charges under the Franchise Agreement or in the management fees payable under the Management Agreement in excess of five percent (5%) of gross revenues of the Property; or

(iv)  otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement in any material respect.

(d)  Borrower shall not, without Lender's prior consent, enter into transactions (or allow Lessee to enter into transactions) with any affiliate, including without limitation, any arrangement providing for the managing of the hotel located on the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Borrower if the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower as the monetary or business consideration that would obtain in a comparable transaction with a person not an affiliate of Borrower.

(e)  Except as provided in Section 3.11(c)(i), Borrower shall cause the Lessee to maintain the Management Agreement for the operation of the Property in full force and effect and timely perform all of Lessee's obligations thereunder and enforce performance of all obligations of the Property Manager thereunder, and not permit the termination or amendment of such Management Agreement unless the prior written consent of Lender is first obtained. Borrower will cause the Lessee and the Property Manager to enter into an assignment and subordination of such Management Agreement in form satisfactory to

Lender, assigning and subordinating the Property Manager's interest in the Property and all fees and other rights of the manager pursuant to such Management Agreement to the rights of Lender.

ARTICLE 4 -   SPECIAL COVENANTS

Borrower covenants and agrees that:

Section 4.1  PROPERTY USE. The Property shall be used only for a hotel and ancillary services and amenities, and for no other use without the prior written consent of Lender, which consent may be withheld in Lender's sole and absolute discretion.

Section 4.2  ERISA.

(a)  It shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Security Instrument and the Other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)  It shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its sole discretion, that (i) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(i)  Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii)  Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii)  Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. § 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

Section 4.3  SINGLE PURPOSE ENTITY. (1) Borrower covenants and agrees that it has not and shall not:

(a)  engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Property, and activities incidental thereto;

(b)  acquire or own any material asset other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property;

(c)  merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's consent;

(d)  fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend or modify in any material respect, terminate or fail to comply with the provisions of Borrower's Partnership Agreement, Articles or Certificate of Incorporation, Articles of Organization, Operating Agreement or similar organizational documents, as the case may be;

(e)  own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of Lender;

(f)  commingle its assets with the assets of any of its partner(s), members, shareholders, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Borrower not prohibited hereunder and properly accounted for;

(g)  incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time four percent (4%) of the outstanding Debt;

(h)  allow any person or entity to pay its debts and liabilities (except a Guarantor) or fail to pay its debts and liabilities solely from its own assets;

(i)  fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and affiliates of Borrower, the affiliates of a shareholder, partner or member of Borrower, and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Borrower;

(j)  enter into any contract or agreement with any shareholder, partner, member, principal or affiliate of Borrower, any guarantor of all or a portion of the Debt (a

“Guarantor”) or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or affiliate thereof;

(k)  seek dissolution or winding up, in whole or in part;

(l)  fail to correct any known misunderstandings regarding the separate identity of Borrower;

(m)  hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for a Guarantor);

(n)  make any loans or advances to any third party, including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or affiliate thereof, except advances to the Lessee or Property Manager in accordance with the requirements of the Management Agreement and Disbursements to members of Borrower not prohibited under the Loan Documents;

(o)  fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(p)  fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or affiliate thereof);

(q)  fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r)  allow any person or entity to pay the salaries of Borrower's employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s)  fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, subject only to the limits of revenues generated by the Property;

(t)  file a voluntary petition or otherwise initiate proceedings to have the Borrower or any general partner, manager or managing member of Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or any general partner, manager or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of the Borrower or any general partner, manager or managing member of Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower or any general partner, manager or managing member of Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Borrower or any general partner, manager or managing member of Borrower or of all or any substantial part of the properties and assets of the Borrower or any general partner, manager or managing member of Borrower, or make any general assignment for the benefit of creditors of the Borrower or any general partner, manager or managing member of Borrower , or admit in writing the inability of the Borrower or any general partner, manager or managing member of Borrower to pay its debts generally as they become due or declare or effect a moratorium on the Borrower or any general partner, manager or managing member of Borrower debt or take any action in furtherance of any such action;

(u)  share any common logo (other than logos associated with the Franchisor of the hotel and logos associated with the Borrower's affiliation with Equity Inns, Inc.) with or hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or affiliate of Borrower, (ii) any affiliate of a shareholder, partner, principal, member or affiliate of Borrower, or (iii) any other person or entity or allow any person or entity to identify the Borrower as a department or division of that person or entity; or

(v)  conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other person or entity.

(2) Borrower covenants and agrees that Lessee has not and shall not:

(a) engage in any business or activity other than the acquisition, ownership, operation and maintenance of its leasehold interest in the Property, and activities incidental thereto;

(b) acquire or own any material asset other than (i) its leasehold interest in the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property;

(c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's consent;

(d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Lessee's Partnership Agreement, Articles or Certificate of Incorporation, Articles of Organization, Operating Agreement or similar organizational documents, as the case may be;

(e) own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of Lender;

(f) commingle its assets with the assets of any of its partner(s), members, shareholders, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Lessee permitted hereunder and properly accounted for;

(g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than its obligations under the Operating Lease, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time four percent (4%) of the outstanding Debt, which four percent (4%) specifically excludes (a) the amounts that are paid out of reserves held by Lender and (b) the following GAAP (meaning generally accepted accounting principles as applied in the United States defined by the Financial Accounting Standards Board or its successor, as in effect from time to time consistently applied) accruals: (i) employee benefits, (ii) payroll taxes and (iii) income taxes;

(h) allow any person or entity to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(i) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and affiliates of Lessee, the affiliates of a shareholder, partner or member of Lessee, and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Lessee;

(j) enter into any contract or agreement with any shareholder, partner, member, principal or affiliate of Lessee, any Guarantor or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of Lessee or Guarantor, or any shareholder, partner, member, principal or affiliate thereof;

(k) seek dissolution or winding up, in whole or in part;

(l) fail to correct any known misunderstandings regarding the separate identity of Lessee;

(m) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Lessee;

(n) make any loans or advances to any third party, including any shareholder, partner, member, principal or affiliate of Lessee, or any shareholder, partner, member, principal or affiliate thereof;

(o) fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Lessee is responsible for the debts of any third party (including any shareholder, partner, member, principal or affiliate of Lessee, or any shareholder, partner, member, principal or affiliate thereof);

(q) fail to allocate fairly and reasonably among Lessee and any third party any overhead for common employees, shared office space or other overhead and administrative expenses;

(r) allow any person or entity to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(t) file a voluntary petition or otherwise initiate proceedings to have the Lessee or any general partner, manager or managing member of Lessee adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Lessee or any general partner, manager or managing member of Lessee, or file a petition seeking or consenting to reorganization or relief of the Lessee or any general partner, manager or managing member of Lessee as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Lessee or any general partner, manager or managing member of Lessee; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Lessee or any general partner, manager or managing member of Lessee or of all or any substantial part of the properties and assets of the Lessee or any general partner, manager or managing member of Lessee, or make any general assignment for the benefit of creditors of the Lessee or any general partner, manager or managing member of Lessee , or admit in writing the inability of the Lessee or any general partner, manager or managing member of Lessee to pay its debts generally as they become due or declare or effect a moratorium on the Lessee or any general partner, manager or managing member of Lessee debt or take any action in furtherance of any such action;

(u) share any common logo with or hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or affiliate of Lessee, (ii) any affiliate of a shareholder, partner, principal, member or affiliate of Lessee, or (iii) any other person or entity or allow any person or entity to identify the Lessee as a department or division of that person or entity; or

(v) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Lessee or the creditors of any other person or entity.

Section 4.4  EMBARGOED PERSON. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, to Borrower's knowledge (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly (excluding any shares owned in any publicly traded company), by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable (excluding any shares owned in any publicly traded company), with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.5  OFAC. Borrower hereby represents and warrants that, to Borrower's knowledge, Borrower and Guarantor and each and every Person affiliated with Borrower and/or Guarantor or that to Borrower's knowledge has an economic interest in Borrower, or, to Borrower's knowledge, that has or will have an interest in the transaction contemplated by this Security Instrument or in the Property or will participate, in any manner whatsoever, in the Loan (excluding any shareholder in any publicly traded company) are (i) in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) is not a Prohibited Person (as defined below); (iii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iv) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender's review and inspection during normal business hours and upon reasonable prior notice; (v) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Guarantor or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

“Prohibited Person” shall mean any person or entity:

(a)  a "blocked" person listed in the Annex, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 13099 and 13224 on Terrorist Financing, effective September 24, 2001, and all modifications thereto or thereof, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (as used in this Section only, the "Annex");

(b)  that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex, or is otherwise subject to the provisions of, the Annex;

(c)  with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Annex;

(d)  who commits, threatens or conspires to commit or supports "terrorism" as defined in the Annex;

(e)  that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; or

(f)  who is an Affiliate of or affiliated with a person or entity listed above.

“Patriot Act” shall mean the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001.

Section 4.6  BANK ACCOUNTS. If at any time while the Loan is outstanding, the Property is managed by an Affiliate of Borrower or of Guarantor (or at any time after a transfer of the Loan pursuant to Section 16.1 hereof), then Borrower shall cause to be established and maintained with JPMorgan Chase Bank, N.A.: (i) all bank accounts into which Rents and other revenue from the Property are deposited; and (ii) to the extent permitted by applicable law and the Leases, all bank accounts into which tenant security deposits are deposited. Under such circumstances, unless otherwise required by the Loan Documents, the Leases or applicable law, there shall be no other accounts maintained by Borrower or any other person into which security deposits or revenues from the ownership and operation of the Property are deposited.

ARTICLE 5 -   REPRESENTATIONS AND WARRANTIES

Section 5.1  BORROWER'S REPRESENTATIONS. Borrower represents and warrants to Lender that each of the representations and warranties set forth in that certain Closing Certificate of even date herewith executed by Borrower in favor of Lender are true and correct as of the date hereof and are hereby incorporated and restated in this Security Instrument by this reference.

Section 5.2  WARRANTY OF TITLE. Borrower represents and warrants that it has good and marketable title to the Property and has the right to grant, bargain, sell, pledge, assign,

warrant, transfer and convey the same and that Borrower possesses an unencumbered fee simple absolute estate in the Land and the Improvements and that it owns the Property free and clear of all liens, encumbrances and charges whatsoever except for the Operating Lease and those other exceptions shown in the title insurance policy insuring the lien of this Security Instrument (the “Permitted Exceptions”). Borrower shall, at its sole cost and expense, forever warrant, defend and preserve the title and the validity and priority of the lien of this Security Instrument and shall, at its sole cost and expense, forever warrant and defend the same to Trustee and Lender against the claims of all persons whomsoever.

Section 5.3  STATUS OF PROPERTY.

(a)  No portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.2 hereof.

(b)  Borrower has obtained (or caused Lessee to obtain or to cause Property Manager to obtain) all necessary certificates, permits, licenses and other approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Property and the conduct of the business as a hotel (including, without limitation, any applicable liquor license, certificates of completion and certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification (collectively, the “Licenses”).

(c)  The Property and the present and contemplated use and occupancy thereof are to the best knowledge of Borrower in compliance in all material respects with all Applicable Laws, including, without limitation, zoning ordinances, building codes, land use and environmental laws, laws relating to the disabled (including, but not limited to, the ADA) and other similar laws.

(d)  The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(e)  All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and are physically and legally open for use by the public.

(f)  The Property is served by public water and sewer systems.

(g)  The Property is free from damage caused by fire or other casualty. There is no pending or, to the best knowledge of Borrower, threatened condemnation proceedings affecting the Property or any portion thereof.

(h)  All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full or will be paid prior to the attachment to the Property of any lien in connection therewith, and no notice of any mechanics' or materialmen's liens or of any claims of right to any such liens have been received.

(i)  Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than tenants' property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created hereby.

(j)  All liquid and solid waste disposal, septic and sewer systems located on the Property are to the best knowledge of Borrower in a good and safe condition and repair and in compliance with all Applicable Laws.

(k)  All Improvements lie within the boundary of the Land.

Section 5.4  NO FOREIGN PERSON. Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

Section 5.5  SEPARATE TAX LOT. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 5.6  FRANCHISE AGREEMENT. Franchise License Agreement between Original Lessee and Promus Hotels, Inc., a Delaware corporation (the “Franchisor”) dated January 1, 2001, as assigned (collectively, the “Franchise Agreement”), pursuant to which Lessee has the right to operate the hotel located on the Property under a name and/or hotel system controlled by the Franchisor, is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

Section 5.7  MANAGEMENT AGREEMENT.

(a)  The Master Management Agreement between (COMPANY SUBSIDIARY), a _________ corporation (the "Original Lessee") and (Hotel Manager),

a ________ limited liability company (the “Property Manager”) dated January 1, 2001, as amended by the following: (i) that certain First Amendment to Master Management Agreement between the Original Lessee and Property Manager dated December 4, 2001, (ii) that certain Second Amendment to Master Management Agreement between the Original Lessee and Property Manager dated December 31, 2002, (iii) that certain Third Amendment to Master Management Agreement between the Original Lessee and Property Manager dated December 31, 2003 and (iv) that certain Fourth Amendment to Master Management Agreement between the Original Lessee and Property Manager dated December 31, 2004, and the portion of which pertains to the Property was partially assigned by Original Lessee and partially assumed by Lessee pursuant to that certain Partial Assignment and Partial Assumption of Management Agreement between Property Manager, Original Lessee, Lessee and (COMPANY SUBSIDIARY) (collectively, the “Management Agreement”), pursuant to which such Property Manager operates the Property as a hotel, is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

(b)  If (i)  an Event of Default remains uncured after the expiration of all applicable notice and cure periods and pursuant to which Lender either (aa) accelerates the Loan or (bb) either (xx) commences an action, process or procedure that is for the purpose of enforcing its liens and security interests under the loan documents or acquiring possession or title to the Property or (yy) the interests of Borrower are transferred to and owned by Lender by reason of foreclosure, acceptance of a deed in lieu of foreclosure, or other proceedings brought by it or by any other manner, (ii)  the Property Manager is the subject of a bankruptcy or similar proceeding or (iii) a material default occurs under the Management Agreement beyond any applicable notice and cure periods, Borrower shall, at the request of Lender, cause the termination of the Management Agreement and cause the Property Manager to be replaced with a Qualified Manager.

(c)  The management fee payable to Property Manager shall not exceed five percent (5.0%) of gross income from operations (the “Underwritten Management Fee”).

Section 5.8  VALIDITY OF AGREEMENTS. Neither the execution and delivery of the Loan Documents, the Borrower's and Lessee's performance thereunder, the recordation of this Security Instrument, nor the exercise of any remedies under this Security Instrument, will adversely affect Lessee's rights under the Franchise Agreement, the Management Agreement, or any of the Licenses.

ARTICLE 6 -   OBLIGATIONS AND RELIANCES

Section 6.1  RELATIONSHIP OF BORROWER AND LENDER. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Note, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

Section 6.2  NO RELIANCE ON LENDER. The partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender's expertise, business acumen or advice in connection with the Property.

Section 6.3  NO LENDER OBLIGATIONS.

(a)  Notwithstanding the provisions of Subsections 1.1(e) and 1.1(k) or Section 1.2, Lender is not undertaking (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(b)  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Security Instrument, the Note or the Other Loan Documents, including without limitation, any officer's certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

Section 6.4  RELIANCE. Borrower recognizes and acknowledges that in accepting the Note, this Security Instrument and the Other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in Article 5 and that certain Closing Certificate of even date herewith executed by Borrower, without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof; that such warranties and representations are a material inducement to Lender in accepting the Note, this Security Instrument and the Other Loan Documents; and that Lender would not be willing to make the Loan (as hereinafter defined) and accept this Security Instrument in the absence of the warranties and representations as set forth in Article 5 and such Closing Certificate.

ARTICLE 7 -   FURTHER ASSURANCES

Section 7.1  RECORDING FEES. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, this Security Instrument, the Other Loan Documents, any note or deed of trust supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, any deed of trust supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 7.2  FURTHER ACTS. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Applicable Laws. Borrower, on demand, will execute and deliver and hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 7.2.

Section 7.3	CHANGES IN TAX, DEBT CREDIT AND DOCUMENTARY STAMP LAWS.

(a)  If any law is enacted or adopted or amended after the date of this Security Instrument which imposes a tax, either directly or indirectly, on the Debt or Lender's interest in the Property, requires revenue or other stamps to be affixed to the Note, this Security Instrument, or the Other Loan Documents, or imposes any other tax or charge on the same, Borrower will pay the same, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then Lender shall have the option, by written notice of not less than ninety (90) calendar days, to declare the Debt immediately due and payable; provided that Borrower shall have no obligation to pay any prepayment fee or penalty in connection with payment of the Debt so accelerated.

(b)  Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Security Instrument or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than ninety (90) calendar days, to declare the Debt immediately due and payable; provided that Borrower shall have no obligation to pay any prepayment fee or penalty in connection with payment of the Debt so accelerated.

Section 7.4  CONFIRMATION STATEMENT.

(a)  After request by Lender, Borrower, within ten (10) days, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, confirming to Lender (or its designee) (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, and (vi) that, except as provided in such statement, there are no defaults or events which with the passage of time or the giving of notice or both, would constitute an event of default under the Note or this Security Instrument; provided, however, Lender shall not be entitled hereunder to receive more than one (1) such statement in each calendar year.

(b)   Subject to the provisions of the Leases, Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request (but not more frequently than once annually so long as Borrower is not in default hereunder), duly executed estoppel certificates from any one or more lessees as required by Lender attesting to such facts regarding the Lease as Lender may require, including but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)  Upon any transfer or proposed transfer contemplated by Section 16.1 hereof, at Lender's request, Borrower, and any Guarantors shall provide an estoppel certificate to the Investor (defined in Section 16.1) or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may require.

Section 7.5  SPLITTING OF SECURITY INSTRUMENT. This Security Instrument and the Note shall, at any time until the same shall be fully paid and satisfied, at the sole election of Lender, be split or divided into two or more notes and two or more security instruments, each of which shall cover all or a portion of the Property to be more particularly described therein. To that end, Borrower, upon written request of Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by the then owner of the Property, to Lender and/or its designee or designees substitute notes and security instruments in such principal amounts, aggregating not more than the then unpaid principal amount of Debt, and containing terms, provisions and clauses similar to those contained herein and in the Note, and such other documents and instruments as may be required by Lender. Borrower shall have no obligation to pay any expenses incurred by Lender in connection herewith.

Section 7.6  REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any Other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or Other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or Other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or Other Loan Document in the same principal amount thereof and otherwise of like tenor. Borrower shall have no obligation to pay any expenses of Lender incurred in connection herewith.

ARTICLE 8 -   DUE ON SALE/ENCUMBRANCE

Section 8.1  TRANSFER DEFINITIONS. “Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest; a “Restricted Party” shall mean Borrower, Lessee, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, any Guarantor, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

Section 8.2  LENDER RELIANCE. Borrower acknowledges that Lender has examined and relied on the creditworthiness of Borrower and experience of Borrower, Lessee and their respective partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower's ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

Section 8.3  NO SALE/ENCUMBRANCE.

(a)  Borrower shall not individually and shall not allow Lessee to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to (i) Leases of space in the Improvements to tenants in accordance with the provisions of Article 3 of the ALR and the Operating Lease, (ii) the Original Assignment or (iii) the Assignment of Contracts, without (aa) the prior written consent of Lender and (bb) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b)  A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower or Lessee agrees to sell the Property (including, without limitation, Lessee's leasehold interest in the Property) or any part thereof for a price to be paid in installments; (ii) any assignment or sublease by Lessee of its interest in the Operating Lease or, other than the Operating Lease, an agreement by Borrower or Lessee leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation's stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal of the Property Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 3.11 hereof.

Section 8.4  EXCLUDED AND PERMITTED TRANSFERS.

(a)  Notwithstanding the provisions of Sections 8.3(a) and (b), the following transfers shall not be deemed to be a Transfer:

(i)  a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself subject, however, to all the following requirements: (A) written notice of any transfer under this Section 8.4(a)(i) is provided to Lender or its servicer, together with copies of such documents relating to the transfer as Lender or its servicer may reasonably request, (B) control over the management and operation of the Property is retained by one or more of Equity Inns, Inc., a Tennessee corporation (the “Original Principals”, whether one or more), (C) no such transfer upon death will release such party's estate from any liability as a

Guarantor, and (D) no such transfer upon death has any adverse effect either on the bankruptcy-remote status of Borrower or Lessee under the requirements of any Rating Agency or on the status of Borrower or Lessee as a continuing legal entity liable for the payment of the Debt and the performance of all other obligations secured hereby;

(ii)  the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer;

(iii)  the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; or

(iv)  a transfer of all or any portion of ownership interests in a Restricted Party to one or more family members of such Restricted Party or a trust in which all of the beneficial interest is held by one or more family members of such Restricted Party or a partnership or limited liability company in which a majority of the capital and profits interests are held by one or more family members of such Restricted Party, provided, that any transfer pursuant to this Section 8.4(a)(iv) is made in connection with such Restricted Party's bona fide, good faith estate planning and that the person(s) with voting control of such Restricted Party or the management of the Property are (i) the same person(s) who had such voting control and management rights immediately prior to the transfer in question, or (ii) reasonably acceptable to Lender and provided further that no such transfer shall have any adverse effect on the bankruptcy remote status of Borrower under the requirements of any Rating Agency. As used herein, “family members” shall include the spouse, children and grandchildren and any lineal descendants.

(b)  Notwithstanding anything to the contrary contained in Section 8.4(a), Equity Inns, Inc. must continue to control Borrower and Lessee and own, directly or indirectly, at least a 51 % interest in Borrower and Lessee.

(c)  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Article 8. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Article 8, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person and (b) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any person or entity owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

(d)  Notwithstanding the provisions of Section 8.3 above, Lender will give its consent to three separate sales or transfers of the Property or ownership interests in a Restricted Party, if (but only if) no Event of Default under the Loan Documents has occurred and is continuing, and if each of the following conditions precedent have been fully satisfied (as determined in Lender's sole and absolute discretion): (i) the grantee's or transferee's integrity, reputation, financial condition, character and management ability are satisfactory to Lender in its sole discretion, and all information relating thereto requested by Lender is delivered to Lender at least 30 days prior to the proposed transfer, (ii) the grantee's or transferee's (and its sole general partner's or managing member's) single purpose and bankruptcy remote character are satisfactory to Lender in its sole discretion, and all information relating thereto requested by Lender is delivered to Lender at least 30 days prior to the proposed transfer, (iii) the grantee's or transferee's continued compliance with the representations and covenants set forth in Sections 4.2 and 4.3 hereof, (iv) Lender has obtained such estoppels from any guarantors of the Note or replacement guarantors and such other legal opinions regarding substantive consolidation issues, enforceability of the assumption documents, no adverse impact on the Securities or any REMIC holding the Note and similar matters as Lender may require, (v) all of Lender's costs and expenses associated with the sale or transfer (including reasonable attorneys' fees and Rating Agency fees) are paid by Borrower or the grantee or transferee, (vi) the payment to Lender of a $5,000 non-refundable application fee and a transfer fee not to exceed 1% of the then unpaid principal balance of the loan evidenced by the Note and secured hereby (the “Loan”), (vii) the execution and delivery to Lender of a written assumption agreement and/or substitute guaranty (in its sole and absolute discretion) and such modifications to the Loan Documents executed by such parties and containing such terms and conditions as Lender may require in its sole and absolute discretion prior to such sale or transfer (provided that in the event the Loan is included in a REMIC and is a performing Loan, no modification to the terms and conditions shall be made or permitted that would cause (A) any adverse tax consequences to the REMIC or any holders of any Mortgage-Backed Pass-Through Securities, (B) the Security Instrument to fail to be a Qualifying Security Instrument under applicable federal law relating to REMIC's, or (C) result in a taxation of the income from the Loan to the REMIC or cause a loss of REMIC status), (viii) if applicable, the delivery to Lender of an endorsement (at Borrower's sole cost and expense) to Lender's policy of title insurance then insuring the lien created by this Security Instrument in form and substance acceptable to Lender in its sole judgment, and (ix) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization.

(e)  Without limiting the foregoing, if Lender shall consent to a transfer of the Property, the written assumption agreement described in Subsection 8.4(d)(vii) above shall provide for the release of Borrower and each Guarantor of personal liability under the Note and Other Loan Documents, but only as to acts or events occurring, or obligations arising, after the closing of such transfer.

Section 8.5  NO IMPLIED FUTURE CONSENT. Lender's consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender's right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this Article 8 shall be null and void and of no force and effect.

Section 8.6  COSTS OF CONSENT. Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, all recording costs, reasonable outside attorneys' fees and disbursements and title search costs) incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

Section 8.7  CONTINUING SEPARATENESS REQUIREMENTS. In no event shall any of the terms and provisions of this Article 8 amend or modify the terms and provisions contained in Section 4.3 herein.

ARTICLE 9 -   DEFAULT

Section 9.1  EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)  if any portion of the Debt is not paid prior to the tenth (10th) calendar day after the same is due or if the entire Debt is not paid on or before the maturity date, along with applicable prepayment premiums, if any;

(b)  if Borrower, or its general partner, manager or managing member, if applicable, violates (or allows Lessee to violate) or does not comply with any of the provisions of Section 4.3, Article 8, or the Undelivered Items Letter, fails to deliver any of the reports required by Section 3.8, or fails to complete any "Immediate Repairs" (as defined in the Escrow Agreement); provided, however, Lender shall give Borrower notice of a default under this Section 9.1(b) pertaining solely to the reports required by Section 3.8 and a fifteen (15) day cure period once each calendar year before an Event of Default can be deemed to exist;

(c)  if any representation or warranty of Borrower or of its members, general partners, principals, affiliates, agents or employees, or of any Guarantor made herein or in the Environmental Indemnity or in any other Loan Document, in any guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material respect when made;

(d)  if Borrower or any Guarantor shall make an assignment for the benefit of creditors or if Borrower or any Guarantor shall admit in writing its inability to pay, or Borrower's or any Guarantor's failure to pay its debts as they become due;

(e)  if (i) Borrower or any subsidiary or general partner, manager or managing member of Borrower, or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any subsidiary or general partner, manager or managing member of Borrower, or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any subsidiary or general partner, manager or managing member of Borrower, or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or (iii) there shall be commenced against Borrower or any subsidiary or general partner, manager or managing member of Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) calendar days from the entry thereof; or (iv) Borrower or any subsidiary or general partner, manager or managing member of Borrower, or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Borrower or any subsidiary or general partner, manager or managing member of Borrower, or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f)  subject to Borrower's right to contest certain liens as provided in this Security Instrument, if the Property becomes subject to any mechanic's, materialman's or other lien other than a lien for local real estate taxes and assessments not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) calendar days;

(g)  if any federal tax lien is filed against Borrower, any general partner, manager or managing member of Borrower, any Guarantor or the Property and same is not discharged of record within one hundred eighty (180) calendar days after same is filed, so long as (i) Borrower is diligently pursuing the discharge and release of the federal tax lien and (ii) the Internal Revenue Service, or other applicable federal agency, takes no action during such one hundred eight (180) day period to enforce such lien;

(h)  except as permitted in this Security Instrument or required by the Franchisor pursuant to the Franchise Agreement, the actual or threatened alteration, improvement, demolition or removal of any of the Improvements, or any construction on the Property, without the prior consent of Lender;

(i)  Borrower's failure to maintain (or cause to be maintained) the insurance required under this Security Instrument;

(j)  Borrower's failure to comply with Section 3.11(c);

(k)  this Security Instrument shall cease to constitute a first-priority lien on the Property (other than in accordance with its terms);

(l)  seizure or forfeiture of the Property, or any portion thereof, or Borrower's interest therein, resulting from criminal wrongdoing or other unlawful action of Borrower, its affiliates, or Lessee under any federal, state or local law;

(m)  if Borrower consummates a transaction which would cause this Security Instrument or Lender's exercise of its rights under this Security Instrument, the Note or the Other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA or a state statute;

(n)  if any default occurs under any guaranty or indemnity including the Environmental Indemnity and Guaranty executed in connection herewith and such default continues after the expiration of applicable grace periods, or such guaranty or indemnity shall cease to be in full force and effect, or any guarantor or indemnitor shall deny or disaffirm its obligation thereunder;

(o)  if without Lender's prior consent, there is any change in the term or fees paid under the Franchise Agreement (or any successor franchise agreement) which are not consistent with market conditions;

(p)  if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any successor franchise agreement) if such default permits the Franchisor to terminate or cancel the Franchise Agreement (or any successor franchise agreement) and a substitute franchise agreement with a franchisor reasonably acceptable to Lender is not executed by Borrower or Lessee and such franchisor within sixty (60) days of such termination or cancellation;

(q)  if Lessee ceases to do business as a hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations or casualty or condemnation repair to the Property);

(r)  if without Lender's prior consent, there is any material change in the Operating Lease, including, but not limited to a change in the rent;

(s)  if Borrower or Lessee shall (i) fail to observe or perform any term, covenant, condition or agreement in the Operating Lease beyond any cure period contained therein, (ii) cancel or terminate if the Operating Lease for any reason or (iii) fail to renew the Operating Lease in accordance with the renewal provisions contained within the Operating Lease; and

(t)  if Borrower or any Guarantor, as the case may be, shall continue to be in default under any other term, covenant or condition of this Security Instrument or any Other Loan Documents for thirty (30) calendar days after notice from Lender; provided that if such default cannot reasonably be cured within such thirty (30) calendar day period and Borrower (or such Guarantor as the case may be) shall have commenced to cure such default within such thirty (30) calendar day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) calendar day period shall be extended for so long as it shall require Borrower (or such Guarantor as the case may be) in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) calendar days after the notice from Lender referred to above.

Section 9.2  DEFAULT INTEREST. Borrower will pay, from the date of an Event of Default through the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full, interest on the unpaid principal balance of the Note at a per annum rate equal to the lesser of (a) the greater of (i) five percent (5%) plus the Prime Rate (as defined in the Note), and (ii) five percent (5%) plus the Applicable Interest Rate (as defined in the Note), and (b) the maximum interest rate which Borrower may by law pay or Lender may charge and collect (the “Default Rate”).

ARTICLE 10 -   RIGHTS AND REMEDIES

Section 10.1  REMEDIES. Upon the occurrence of any Event of Default, Borrower agrees that Lender may take such action, by or through Trustee, by Lender itself or otherwise, without notice or demand, as it deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(a)  Right to Perform Borrower's Covenants. If Borrower has failed to keep or perform any covenant whatsoever contained in this Security Instrument or the Other Loan Documents, Lender may, but shall not be obligated to any person to do so, perform or attempt to perform said covenant and any payment made or expense incurred in the performance or attempted performance of any such covenant, together with any sum expended by Lender that is chargeable to Borrower or subject to reimbursement by Borrower under the Loan Documents, shall be and become a part of the "Debt", and Borrower promises, upon demand, to pay to Lender, at the place where the Note is payable, all sums so incurred, paid or expended by Lender, with interest from the date when paid, incurred or expended by Lender at the Default Rate.

(b)  Right of Entry. Lender may, prior or subsequent to the institution of any foreclosure proceedings, enter upon the Property, or any part thereof, and take exclusive possession of the Property and of all books, records, and accounts relating thereto and to exercise without interference from Borrower any and all rights which Borrower has with respect to the management, possession, operation, protection, or preservation of the Property, including without limitation the right to rent the same for the account of Borrower and to deduct from such Rents all costs, expenses, and liabilities of every character incurred by Lender in collecting such Rents and in managing, operating, maintaining, protecting, or preserving the Property and to apply the remainder of such Rents on the Debt in such manner as Lender may elect. All such costs, expenses, and liabilities incurred by Lender in collecting such Rents and in managing, operating, maintaining, protecting, or preserving the Property, if not paid out of Rents as hereinabove provided, shall constitute a demand obligation owing by Borrower and shall bear interest from the date of expenditure until paid at the Default Rate, all of which shall constitute a portion of the Debt. If necessary to obtain the possession provided for above, Lender may invoke any and all legal remedies to dispossess Borrower, including specifically one or more actions for forcible entry and detainer, trespass to try title, and restitution. In connection with any action taken by Lender pursuant to this Subsection 10.1(b), Lender shall not be liable for any loss sustained by Borrower resulting from any failure to let the Property, or any part thereof, or from any other act or omission of Lender in managing the Property unless such loss is caused by the willful misconduct of Lender, nor shall Lender be obligated to perform or discharge any obligation, duty, or liability under any Lease or under or by reason hereof or the exercise of rights or remedies hereunder. Borrower shall and does hereby agree to indemnify Lender for, and to hold Lender harmless from, any and all liability, loss, or damage, which may or might be incurred by Lender under any such Lease or under or by reason hereof or the exercise of rights or remedies hereunder, and from any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any such Lease. Should Lender incur any such liability, the amount thereof, including without limitation costs, expenses, and reasonable attorneys'

fees, together with interest thereon from the date of expenditure until paid at the Default Rate, shall be secured hereby, and Borrower shall reimburse Lender therefor immediately upon demand. Nothing in this Subsection 10.1(b) shall impose any duty, obligation, or responsibility upon Lender for the control, care, management, leasing, or repair of the Property, nor for the carrying out of any of the terms and conditions of any such Lease; nor shall it operate to make Lender responsible or liable for any waste committed on the Property by the tenants or by any other parties, or for any hazardous substances or environmental conditions on or under the Property, or for any dangerous or defective condition of the Property or for any negligence in the management, leasing, upkeep, repair, or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, or stranger. Borrower hereby assents to, ratifies, and confirms any and all actions of Lender with respect to the Property taken under this subsection.

(c)  Right to Accelerate. Lender may, without notice (except as provided in Section 9.1(t) above) demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or any other action, all of which are hereby waived by Borrower and all other parties obligated in any manner whatsoever on the Debt, declare the entire unpaid balance of the Debt immediately due and payable, and upon such declaration, the entire unpaid balance of the Debt shall be immediately due and payable.

(d)  Foreclosure-Power of Sale. Lender may institute a proceeding or proceedings, judicial, or nonjudicial, by advertisement or otherwise, for the complete or partial foreclosure of this Security Instrument or the complete or partial sale of the Property under any applicable provision of law. Lender may, through the Trustee, sell the Property, and all estate, right, title, interest, claim and demand of Borrower therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property, and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property.

(e)  Rights Pertaining to Sales. Subject to the requirements of applicable law and except as otherwise provided herein, the following provisions shall apply to any sale or sales of all or any portion of the Property under or by virtue of Subsection 10.1(d) above, whether made under the power of sale herein granted or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale:

(i)  Trustee may conduct any number of sales from time to time. The power of sale set forth above shall not be exhausted by any one or more such sales as to any part of the Property which shall not have been sold, nor by any sale which is not completed or is defective in Trustee's or Lender's opinion, until the Debt shall have been paid in full.

(ii)  Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice, or may be postponed in any manner permitted by law.

(iii)  After each sale, Trustee or an officer of any court empowered to do so shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of Borrower in and to the property and rights sold and shall receive the proceeds of said sale or sales and apply the same as specified in the Note. Each of Trustee and Lender is hereby appointed the true and lawful attorney-in-fact of Borrower, which appointment is irrevocable and shall be deemed to be coupled with an interest, in Borrower's name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, Borrower hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue thereof. Nevertheless, Borrower, if requested by Trustee or Lender, shall ratify and confirm any such sale or sales by executing and delivering to Trustee, Lender or such purchaser or purchasers all such instruments as may be advisable, in Trustee's or Lender's judgment, for the purposes as may be designated in such request.

(iv)  Any and all statements of fact or other recitals made in any of the instruments referred to in Subsection 10.1(e)(iii) given by Trustee or Lender shall be taken as conclusive and binding against all persons as to evidence of the truth of the facts so stated and recited.

(v)  Any such sale or sales shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Borrower in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Borrower and any and all persons claiming or who may claim the same, or any part thereof or any interest therein, by, through or under Borrower to the fullest extent permitted by applicable law.

(vi)  Upon any such sale or sales, Lender may bid for and acquire the Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Debt the amount of the bid made therefor, after deducting therefrom the expenses of the sale, the cost of any enforcement proceeding hereunder, and any other sums which Trustee or Lender is authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid.

(vii)  Upon any such sale, it shall not be necessary for Trustee, Lender or any public officer acting under execution or order of court to have present or constructively in its possession any of the Property.

(f)  Lender's Judicial Remedies. Lender, or Trustee upon written request of Lender, may proceed by suit or suits, at law or in equity, to enforce the payment of the Debt to foreclose the liens and security interests of this Security Instrument as against all or any part of the Property, and to have all or any part of the Property sold under the judgment or decree of a court of competent jurisdiction. This remedy shall be cumulative of any other nonjudicial remedies available to Lender under this Security Instrument, the Note or the Other Loan Documents. Proceeding with a request or receiving a judgment for legal relief shall not be or be deemed to be an election of remedies or bar any available nonjudicial remedy of Lender.

(g)  Lender's Right to Appointment of Receiver. Lender, as a matter of right and (i) without regard to the sufficiency of the security for repayment of the Debt and without notice to Borrower, (ii) without any showing of insolvency, fraud, or mismanagement on the part of Borrower, (iii) without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, and (iv) without regard to the then value of the Property, shall be entitled to the appointment of a receiver or receivers for the protection, possession, control, management and operation of the Property, including (without limitation), the power to collect the Rents, enforce this Security Instrument and, in case of a sale and deficiency, during the full statutory period of redemption (if any), whether there be a redemption or not, as well as during any further times when Borrower, except for the intervention of such receiver, would be entitled to collection of such Rents. Borrower hereby irrevocably consents to the appointment of a receiver or receivers. Any receiver appointed pursuant to the provisions of this subsection shall have the usual powers and duties of receivers in such matters.

(h)  Commercial Code Remedies. Lender may exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the Personal Property or any part thereof, and to take such other measures as Lender may deem necessary for the care, protection and preservation of the Personal Property, and (ii) request Borrower at its expense to assemble the Personal Property and make it available to Lender at a convenient place acceptable to Lender. Any notice of sale, disposition or other intended action by Lender with respect to the Personal Property sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Borrower.

(i)  Apply Escrow Funds. Lender may apply any Funds (as defined in the Escrow Agreement) and any other sums held in escrow or otherwise by Lender in accordance with the terms of this Security Instrument or any Other Loan Document to the payment of the following items in any order in its uncontrolled discretion:

(i)  Taxes and Other Charges;

(ii)  Insurance Premiums;

(iii)  Interest on the unpaid principal balance of the Note;

(iv)  Amortization of the unpaid principal balance of the Note; and

(v)  All other sums payable pursuant to the Note, this Security Instrument and the Other Loan Documents, including without limitation advances made by Lender pursuant to the terms of this Security Instrument and reasonable third party costs and expenses incurred by Lender including, without limitation, Lender's reasonable legal fees.

(j)  Other Rights. Lender (i) may surrender the Policies maintained pursuant to this Security Instrument or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Debt, and, in connection therewith, Borrower hereby appoints Lender as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Borrower to collect such premiums; and (ii) may apply the Tax and Insurance Funds (as defined in the Escrow Agreement) and/or the On-going Replacement Funds (as defined in the Escrow Agreement) and any other funds held by Lender toward payment of the Debt; and (iii) shall have and may exercise any and all other rights and remedies which Lender may have at law or in equity, or by virtue of any of the Loan Documents, or otherwise.

(k)  Discontinuance of Remedies. In case Lender shall have proceeded to invoke any right, remedy, or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Lender shall have the unqualified right so to do and, in such event, Borrower and Lender shall be restored to their former positions with respect to the Debt, the Loan Documents, the Property or otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if same had never been invoked.

(l)  Remedies Cumulative. All rights, remedies, and recourses of Lender granted in the Note, this Security Instrument and the Other Loan Documents, any other pledge of collateral, or otherwise available at law or equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively, or concurrently against Borrower, the Property, or any one or more of them, at the sole discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Lender exercising or pursuing any remedy in relation to the Property prior to Lender bringing suit to recover the Debt; and (vi) in the event Lender elects to bring suit on the Debt and obtains a judgment against Borrower prior to exercising any remedies in relation to the Property, all liens and security interests, including the lien of this Security Instrument, shall remain in full force and effect and may be exercised thereafter at Lender's option.

(m)  Bankruptcy Acknowledgment. In the event the Property or any portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Lender shall immediately become entitled, in addition to all other relief to which Lender may be entitled under this Security Instrument, to obtain (i) an order from the Bankruptcy Court or other appropriate court granting immediate relief from the automatic stay pursuant to § 362 of the Bankruptcy Code so to permit Lender to pursue its rights and remedies against Borrower as provided under this Security Instrument and all other rights and remedies of Lender at law and in equity under applicable state law, and (ii) an order from the Bankruptcy Court prohibiting Borrower's use of all "cash collateral" as defined under § 363 of the Bankruptcy Code. In connection with such Bankruptcy Court orders, Borrower shall not contend or allege in any pleading or petition filed in any court proceeding that Lender does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by the Borrower to stay, condition, or inhibit Lender from exercising its remedies are hereby admitted by Borrower to be in bad faith and Borrower further admits that Lender would have just cause for relief from the automatic stay in order to take such actions authorized under state law.

(n)  Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Security Instrument, or the proceeds from the surrender of any insurance policies pursuant hereto, or any Rents collected by Lender from the Property, or the Tax and Insurance Escrow Fund or the Replacement Escrow Fund (as defined in the Escrow Agreement) or proceeds from insurance which Lender elects to apply to the Debt pursuant to Article 3 hereof, shall be applied by Trustee, or by Lender, as the case may be, to the Debt in the following order and priority: (1) to the payment of all expenses of advertising, selling, and conveying the Property or part thereof, and/or prosecuting or otherwise collecting Rents, proceeds, premiums or other sums including reasonable attorneys' fees and a reasonable fee or commission to Trustee, not to exceed five percent of the proceeds thereof or sums so received; (2) to that portion, if any, of the Debt with respect to which no person or entity has personal or entity liability for payment (the “Exculpated Portion”), and with respect to the Exculpated Portion as follows: first, to accrued but unpaid interest, second, to matured principal, and third, to unmatured principal in inverse order of maturity; (3) to the remainder of the Debt as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Debt, and third, to prepayment of the unmatured portion, if any, of principal of the Debt applied to installments of principal in inverse order of maturity; (4) the balance, if any or to the extent applicable, remaining after the full and final payment of the Debt to the holder or beneficiary of any inferior liens covering the Property, if any, in order of the priority of such inferior liens (Trustee and Lender shall hereby be entitled to rely exclusively on a commitment for title insurance issued to determine such priority); and (5) the cash balance, if any, as provided by applicable law. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Debt like any other payment. The balance of the Debt remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Note and the other Loan Documents.

Section 10.2  RIGHT OF ENTRY. Lender and its agents shall have the right to enter and inspect the Property at all reasonable times.

ARTICLE 11 -   INDEMNIFICATION; SUBROGATION

Section 11.1  GENERAL INDEMNIFICATION.

(a)  Borrower shall indemnify, defend and hold Lender and Trustee harmless against: (i) any and all claims for brokerage, leasing, finder's or similar fees which may be made relating to the Property or the Debt, and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including Lender's reasonable attorneys' fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by Lender or Trustee in connection with the Debt, this Security Instrument, the Property, or any part thereof, or the exercise by Lender or Trustee of any rights or remedies granted to it under this Security Instrument (other than those arising solely from a state of facts that first came into existence after Lender acquired title to the Property through foreclosure or a deed in lieu thereof); provided, however, that nothing herein shall be construed to obligate Borrower to indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses enacted against, imposed on or incurred by Lender by reason of Lender's willful misconduct or gross negligence.

(b)  If Lender is made a party defendant to any litigation or any claim is threatened or brought against Lender concerning the secured indebtedness, this Security Instrument, the Property, or any part thereof, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Lender shall notify Borrower of such litigation or claim and Borrower shall indemnify, defend and hold Lender harmless from and against all liability by reason of said litigation or claims, including reasonable attorneys' fees (together with reasonable appellate counsel fees, if any). The right to such attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Lender in any such litigation or claim of the type described in this Subsection 11.1(b), whether or not any such litigation or claim is prosecuted to judgment, shall be deemed to have accrued on the commencement of such claim or action and shall be enforceable whether or not such claim or action is prosecuted to judgment. If Lender commences an action against Borrower to enforce any of the terms hereof or to prosecute any breach by Borrower of any of the terms hereof or to recover any sum secured hereby, Borrower shall pay to Lender its reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses. If Borrower breaches any term of this Security Instrument, Lender may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of such engagement following any breach by Borrower, Borrower shall pay Lender reasonable attorneys' fees (together with reasonable appellate counsel fees, if any, and fees in any bankruptcy or insolvency proceeding) and expenses incurred by Lender, whether or not an action is actually commenced against Borrower by reason of such breach. All references to “attorneys” in this Subsection 11.1(b) and elsewhere in this Security Instrument shall include without limitation any attorney or law firm engaged by Lender and Lender's in-house counsel, and all references to “fees and expenses” in this Subsection 11.1(b) and elsewhere in this Security Instrument shall include without limitation any fees of such attorney or law firm and any allocation charges and allocation costs of Lender's in-house counsel.

(c)  A waiver of subrogation shall be obtained by Borrower from its insurance carrier and, consequently, Borrower waives any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for loss of or damage to Borrower, the Property, Borrower's property or the property of others under Borrower's control from any cause insured against or required to be insured against by the provisions of this Security Instrument.

Section 11.2  ENVIRONMENTAL INDEMNIFICATION.

The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to human health or the environment or relating to any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof, including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or the presence of biological or etiologic agents or materials or use, management, or maintenance of the Property.

The term “Environmental Lien” includes but is not limited to any lien or other encumbrance imposed pursuant to Environmental Law, whether due to any act or omission of Borrower or any other person or entity.

The term “Hazardous Substances” includes but is not limited to any and all substances, biological and etiologic agents or materials (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives, and any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms, or any etiologic agents or materials.

The term “Indemnified Parties” includes but is not limited to Lender, any person or entity who is or will have been involved in originating the Loan evidenced by the Note, any person or entity who is or will have been involved in servicing the Loan, any person or entity in whose name the encumbrance created by this Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including but not limited to those who may acquire any interest in Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as part of or following foreclosure pursuant to the Loan) and including but not limited to any successors by merger, consolidation or acquisition of all or a substantial part of Lender's assets and business.

The term “Losses” includes but is not limited to any claims, suits, liabilities (including but not limited to strict liabilities), administrative or judicial actions or proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, costs of Remediation (whether or not performed voluntarily), judgments, award, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys' fees, engineer's fees, environmental consultants' fees and investigation costs

(including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings.

The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances, which requires reporting to any governmental Authority or which could result in a violation of any Environmental Law.

The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to in this Article 11.

Section 11.3  DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of claim or proceeding. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 11.4  SURVIVAL OF INDEMNITIES. Notwithstanding any provision of this Security Instrument or any other Loan Document to the contrary, the provisions of Section 11.1 and Section 11.2, and Borrower's obligations thereunder, shall survive (a) the repayment of the Note, (b) the foreclosure of this Security Instrument, and (c) the release (or reconveyance, as applicable) of the lien of this Security Instrument.

ARTICLE 12 -   SECURITY AGREEMENT

Section 12.1  SECURITY AGREEMENT. This Security Instrument is both a real property mortgage and a "security agreement" within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Borrower in the Property. Borrower by executing and delivering this Security Instrument has granted and hereby grants to Lender, as security for the Obligations, a security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called in this paragraph the “Collateral”). Borrower hereby authorizes Lender to prepare and file, in form and substance satisfactory to Lender, such financing statements, continuation statements, other uniform commercial code forms and shall pay all expenses and fees in connection with the filing and recording thereof, and such further assurances as Lender may from time to time, reasonably consider necessary to create, perfect, and preserve Lender's security interest herein granted. This Security Instrument shall also be effective as a "fixture filing" as to property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained from the parties at the addresses of the parties set forth in the first paragraph of this Security Instrument. If an Event of Default shall occur, Lender, in addition to any other rights and remedies which they may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Lender may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Lender, Borrower shall at its expense assemble the Collateral and make it available to Lender at a convenient place acceptable to Lender. Borrower shall pay to Lender on demand any and all expenses, including legal expenses and attorneys' fees, incurred or paid by Lender in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Lender with respect to the Collateral sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Borrower. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of the Obligations in such priority and proportions as Lender in its discretion shall deem proper. Borrower shall promptly advise Lender of the accrual of any commercial tort claims involving the Property. In the event of any change in name, identity, structure, or jurisdiction or form of organization of any Borrower, such Borrower shall notify Lender thereof, and Lender shall be authorized to prepare and file such Uniform Commercial Code forms as Lender may deem necessary to maintain the priority of Lender's lien upon and security interest in the Collateral, and Borrower shall pay all expenses and fees in connection with such filing. Lender shall also be authorized to prepare and file such other additional Uniform Commercial Code forms or continuation statements as Lender shall deem necessary, and Borrower shall pay all expenses and fees in connection with the filing thereof, it being understood and agreed, however, that no such additional documents shall increase Borrower's obligations under the Note, this Security Instrument and the Other Loan Documents. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to file with the appropriate public office on its behalf any financing or other statements signed only by Lender, as Borrower's attorney-in-fact, in connection with the Collateral covered by this Security Instrument. Notwithstanding the foregoing, Borrower shall appear and defend in any action or proceeding which affects or purports to affect the Property and any interest or right therein, whether such proceeding affects title or any other rights in the Property (and in conjunction therewith, Borrower shall fully cooperate with Lender in the event Lender is a party to such action or proceeding).

Section 12.2  FIXTURE FILING INFORMATION. The information in the subsections below this paragraph is provided in connection with the filing of this Security Instrument as a financing statement as referred to above, and the Borrower hereby represents and warrants such information to be true and complete as of the date of this Security Instrument.

(a)  The Borrower is the record owner of the real estate described in this Security Instrument. The name and mailing address of the record owner of the real estate described in this Security Instrument is set forth in the first paragraph of this Security Instrument.

(b)  For purposes of the Uniform Commercial Code, Borrower is the Debtor. The name, mailing address, type of organization and state of formation of the Debtor (Borrower) is set forth in the first paragraph of this Security Instrument. The Organizational Identification Number of the Borrower is 0531986.

(c)  For purposes of the Uniform Commercial Code, the Lender is the Secured Party. The name and mailing address of the Secured Party (Lender) is:

JPMorgan Chase Bank, N.A.
c/o ARCap Servicing, Inc.
5221 North O'Connor Boulevard, Suite 600
Irving, Texas 75039
Attention: Loan Servicing

(d)  This document covers goods which are or are to become fixtures.

ARTICLE 13 -   WAIVERS

Section 13.1  MARSHALLING AND OTHER MATTERS. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by applicable law.

Section 13.2  WAIVER OF NOTICE. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Security Instrument specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Security Instrument does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 13.3  SOLE DISCRETION OF LENDER. Wherever pursuant to this Security Instrument Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

Section 13.4  SURVIVAL. Subject to the limitations provided in Section 10 of the Note, the indemnifications made pursuant to Article 11, shall continue indefinitely in full force and effect and shall survive and shall in no way be impaired by: any satisfaction or other termination of this Security Instrument, any assignment or other transfer of all or any portion of this Security Instrument or Lender's interest in the Property (but, in such case, shall benefit both Indemnified Parties and any assignee or transferee), any exercise of Lender's rights and remedies pursuant hereto including but not limited to foreclosure or acceptance of a deed in lieu of foreclosure, any exercise of any rights and remedies pursuant to the Note or any of the Other Loan Documents, any transfer of all or any portion of the Property (whether by Borrower or by Lender following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), any amendment to this Security Instrument, the Note or the Other Loan Documents, and any act or omission that might otherwise be construed as a release or discharge of Borrower from the obligations pursuant hereto. Nothing herein shall be deemed to create any liability for original Borrower, to the extent it has been released from liability arising subsequent to a Permitted Transfer.

Section 13.5  WAIVER OF TRIAL BY JURY. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS SECURITY INSTRUMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN LENDER AND BORROWER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION.

THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 13.6  WAIVER OF AUTOMATIC OR SUPPLEMENTAL STAY. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Borrower (other than an involuntary petition filed by or joined in by Lender), the Borrower shall not assert, or request any other party to assert, that the automatic stay under § 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Security Instrument, or any other rights that Lender has, whether now or hereafter acquired, against any guarantor of the Debt. Further, Borrower shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to § 105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Security Instrument against any guarantor of the Debt. The waivers contained in this paragraph are a material inducement to Lender's willingness to enter into this Security Instrument and Borrower acknowledges and agrees that no grounds exist for equitable relief which would bar, delay or impede the exercise by Lender of Lender's rights and remedies against Borrower or any guarantor of the Debt.

ARTICLE 14 -   NOTICES

Section 14.1  NOTICES. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows:

If to Borrower:  (COMPANY SUBSIDIARY)
c/o Equity Inns
7700 Wolf River Blvd.
Germantown, Tennessee 38138
Attention: Michelle Chatfield
Facsimile No.: (901) 754-2374

If to Trustee: Chicago Title Insurance Company
701 5th Avenue
Suite 3400
Seattle, Washington 98104
Attention: ____________
Facsimile No.: _______________

If to Lender: JPMorgan Chase Bank, N.A.
c/o ARCap Servicing, Inc.
5221 North O'Connor Boulevard, Suite 600
Irving, Texas 75039
Attention: Wesley Wolf
Facsimile No.: (972) 868-5493

With a copy to: Stites & Harbison, PLLC
400 W. Market Street
Suite 1800
Louisville, Kentucky 40202
Attention: Barry A. Hines, Esq.
Facsimile No.: (502) 587-6391

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this subsection, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Any party by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15 -   APPLICABLE LAW

Section 15.1  GOVERNING LAW; JURISDICTION. This Security Instrument shall be governed by and construed in accordance with applicable federal law and the laws of the state where the Property is located, without reference or giving effect to any choice of law doctrine. Borrower hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Property is located in connection with any proceeding arising out of or relating to this Security Instrument.

Section 15.2  USURY LAWS. This Security Instrument and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Debt at a rate which could subject the holder of the Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Security Instrument or the Note, Borrower is at any time required or obligated to pay interest on the Debt at a rate in excess of such maximum rate, the rate of interest under the Security Instrument and the Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

Section 15.3  PROVISIONS SUBJECT TO APPLICABLE LAW. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.

ARTICLE 16 -   SECONDARY MARKET

Section 16.1  TRANSFER OF LOAN. Lender may, at any time, sell, transfer or assign the Note, this Security Instrument and the Other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender determines necessary or desirable. The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities.

Section 16.2  SALE OF NOTES AND SECURITIZATION. Lender may, at any time, sell, transfer or assign the Note, this Security Instrument and the Other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securitization”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Lessee, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. Borrower shall cooperate and shall cause Lessee to cooperate with

Lender in effecting any such Securitization and shall cooperate to implement all requirements imposed by any Rating Agency involved in any Securitization; provided that neither Borrower no Lessee shall incur any additional obligations not originally contemplated in the Loan Documents. Borrower shall provide and shall cause Lessee to provide such information and documents relating to Borrower, Lessee, the Property and any additional tenants of the Property as Lender may reasonably request in connection with such Securitization. In addition, Borrower shall make available and cause Lessee to make available to Lender all information concerning its business and operations that Lender may reasonably request. It is understood that the information provided by Borrower and Lessee to Lender may ultimately be incorporated into the offering documents for the Securitization and thus Investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the written information supplied by, or on behalf of, Borrower and Lessee. The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities. Any transfer of the Loan pursuant to this Section 16.1 shall be at Lender's expense.

ARTICLE 17 -   COSTS

Section 17.1  PERFORMANCE AT BORROWER'S EXPENSE. Borrower acknowledges and confirms that Lender shall impose certain administrative processing and/or commitment fees in connection with (a) the extension, renewal, modification, amendment and termination (excluding the scheduled maturity of the Note) of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Property, (d) reviewing leases, easements, or any other document submitted by or on behalf of Borrower to Lender for review or approval, or (e) determining, at Borrower's request, Borrower's satisfaction of any condition under the Loan Documents (the occurrence of any of the above shall be called an “Event”). Borrower hereby acknowledges and agrees to pay, immediately, upon demand, all such fees (as the same may be increased or decreased from time to time), including Lender's reasonable outside legal fees.

Section 17.2  ATTORNEY'S FEES FOR ENFORCEMENT. (a) Borrower shall pay all reasonable outside legal fees incurred by Lender in connection with (i) the preparation of the Note, this Security Instrument and the Other Loan Documents and (ii) the items set forth in Section 17.1 above, and (b) Borrower shall pay to Lender on demand any and all expenses, including outside legal expenses and attorneys' fees, incurred or paid by Lender in protecting its interest in the Property or Personal Property and/or collecting any amount payable or in enforcing its rights hereunder with respect to the Property or Personal Property, whether or not any legal proceeding is commenced hereunder or thereunder, together with interest thereon at the Default Rate from the date of payment or incurring by Lender until paid by Borrower.

ARTICLE 18 -   DEFINITIONS

Section 18.1  GENERAL DEFINITIONS. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Instrument may be used interchangeably in singular or plural form and the word "Borrower"

shall mean "each Borrower and any subsequent owner or owners of the Property or any part thereof or any interest therein," the word "Lender" shall mean "Lender and any subsequent holder of the Note," the word "Note" shall mean "the Note and any other evidence of indebtedness secured by this Security Instrument," the word “person” shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, the word "Property" shall include any portion of the Property and any interest therein, and the phrases “attorneys' fees” “legal fees” and “counsel fees” shall include any and all outside attorneys', paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre- trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder.

ARTICLE 19 -   MISCELLANEOUS PROVISIONS

Section 19.1  NO ORAL CHANGE. This Security Instrument, the Note, and the Other Loan Documents and any provisions hereof or thereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 19.2  LIABILITY. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Security Instrument shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 19.3  INAPPLICABLE PROVISIONS. If any term, covenant or condition of the Note or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Note and this Security Instrument shall be construed without such provision.

Section 19.4  HEADINGS, ETC. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 19.5  DUPLICATE ORIGINALS; COUNTERPARTS. This Security Instrument may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Security Instrument may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Security Instrument. The failure of any party hereto to execute this Security Instrument, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 19.6  NUMBER AND GENDER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 19.7  SUBROGATION. If any or all of the proceeds of the Note have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Lender shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Lender and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, the performance and discharge of Borrower's obligations hereunder, under the Note and the Other Loan Documents and the performance and discharge of the Other Obligations.

Section 19.8  ENTIRE AGREEMENT. The Note, this Security Instrument and the Other Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Debt and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect thereto. Borrower hereby acknowledges that, except as incorporated in writing in the Note, this Security Instrument and the Other Loan Documents, there are not, and were not, and no persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of the Note, this Security Instrument and the Other Loan Documents.

ARTICLE 20 -	TRUSTEE

Trustee may resign by the giving of notice of such resignation in writing or verbally to Lender. If Trustee shall die, resign, or become disqualified from acting in the execution of this trust, or if, for any reason, Lender shall prefer to appoint a substitute trustee or multiple substitute trustees, or successive substitute trustees or successive multiple substitute trustees, to act instead of the aforenamed Trustee, Lender shall have full power to appoint a substitute trustee (or, if preferred, multiple substitute trustees) in succession who shall succeed (and if multiple substitute trustees are appointed, each of such multiple substitute trustees shall succeed) to all the estates, rights, powers, and duties of the aforenamed Trustee. Such appointment may be executed by any authorized agent of Lender, and if such Lender be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Borrower hereby ratifies and confirms any and all acts which the aforenamed Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof. If multiple substitute Trustees are appointed, each of such multiple substitute Trustees shall be empowered and authorized to act alone without the necessity of the joinder of the other multiple substitute trustees, whenever any action or undertaking of such substitute trustees is requested or required under or pursuant to this Security Instrument or applicable law. Any substitute Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed, or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Lender or of the substitute Trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the substitute Trustee so appointed in the Trustee's place. No fees or expenses shall be payable to Trustee, except in connection with a foreclosure of the Property or any part thereof or, to the extent joinder of Trustee is required under applicable law, in connection with the release of the Property following payment in full of the Debt.

ARTICLE 21 -   SPECIAL STATE OF WASHINGTON PROVISIONS

Section 21.1  ACCELERATION; REMEDIES. Upon Borrower's breach of any covenant or agreement of Borrower in this Security Instrument, including, but not limited to the covenants to pay when due any sums secured by this Security Instrument, Lender at Lender's option may declare all of the sums secured by this Security Instrument to be immediately due and payable without further demand. After giving Borrower notice of default, Lender may request that Trustee exercise the power of sale and any other remedies permitted by applicable law or provided herein. Borrower acknowledges that the power of sale herein granted may be exercised without prior judicial hearing. Borrower has the right to bring an action to assert the non-existence of a breach or any other defense of Borrower to sale. Lender and Trustee shall be entitled to collect all costs and expenses incurred in pursuing such remedies, including, but not limited to, attorney's fees and costs of documentary evidence, abstracts and title reports.

If Lender invokes the power of sale, Lender shall give written notice to Trustee of the occurrence of an Event of Default and of Lender's election to cause the Property to be sold. Trustee and Lender shall give such notices as the laws of the State of Washington may require to Borrower and to such other persons as the laws of the State of Washington prescribe, and after the lapse of such time as may be required by applicable law. Trustee shall sell the Property according to the laws of the State of Washington. Trustee may sell the Property at the time and place and under the terms designated in the notice of sale in one or more parcels and in such order as Trustee may determine. Trustee may postpone sale of all or any parcel of the Property as provided by law. Lender or Lender's designee may purchase the Property at any sale.

Trustee shall deliver to the purchaser Trustee's deed conveying the Property so sold without any covenant or warranty, expressed or implied. The recitals in the Trustee's deed shall be prima facie evidence of the truth of the statements made therein. Trustee shall apply the proceeds of the sale in the following order: (a) to all costs and expenses of the sale, including, but not limited to, Trustee's and attorney's fees and costs of title evidence; (b) to all sums secured by this Security Instrument in such order as Lender, in Lender's sole discretion, directs; and (c) the excess, if any, to the clerk of the superior court of the county in which the sale took place.

Section 21.2  RECONVEYANCE. Upon payment of all sums secured by this Security Instrument, Lender shall request Trustee to reconvey the Property and shall surrender this Security Instrument and all notes evidencing indebtedness secured by this Security Instrument to Trustee. Trustee shall reconvey the Property without warranty to the person or persons legally entitled thereto. Such person or persons shall pay Trustee's reasonable costs incurred in so reconveying the Property.

Section 21.3  SUBSTITUTE TRUSTEE. In accordance with applicable law, Lender may from time to time appoint a successor trustee to any Trustee appointed hereunder who has ceased to act. Without conveyance of the Property, the successor trustee shall succeed to all the title, power and duties conferred upon the Trustee herein and by applicable law.

Section 21.4  USE OF PROPERTY. The Property is not used principally for agricultural or farming purposes.

Section 21.5  NO ORAL AGREEMENTS. NOTICE IS HEREBY GIVEN THAT ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, MODIFY LOAN TERMS, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

ARTICLE 22 -   ASSIGNMENT OF CONTRACTS PROVISIONS

In connection with the Borrower's assignment of Assignment of Contracts to Lender pursuant to this Security Instrument, Borrower hereby makes the following warranties, representations and covenants to Lender:

(a) Borrower hereby irrevocably directs the grantor or licensor of or the contracting party under the Operating Agreements (as defined in the Assignment of Contracts), to the extent permitted by the Operating Agreements and under any recognition or other agreement executed by such grantor, licensor or contracting party, upon Lender's unilateral demand, to recognize and accept Lender as the holder of the Operating Agreements for any and all purposes as fully as it would recognize and accept Borrower or Lessee and Borrower's or Lessee's performance thereunder;

(b) Subject to the other provisions of this Security Instrument and the Loan Documents, for so long as no Event of Default shall have occurred and be continuing, Lessee may exercise all of its rights and privileges under the Operating Agreements. Lessee's, and Borrower's (if applicable), rights under the immediately preceding sentence shall immediately cease and terminate upon and during the continuance of any such Event of Default;

(c) Borrower has the full power, right and authority to assign the Assignment of Contracts to Lender;

(d) Borrower has not sold, assigned, transferred, mortgaged, pledged or otherwise hypothecated any such right or interest under the Operating Agreements to any person other than Lender and has not executed any other document or instrument that might prevent or limit Lender from operating under or realizing the benefits of the terms, conditions and provisions of this Security Instrument;

(e) No authorizations, consents, approvals, licenses, permits, filings or registrations with any governmental authority or agency are necessary for the execution, delivery or performance by Borrower of this Security Instrument in connection with the assignment of the Assignment of Contracts or for the validity or enforceability of such assignment;

(f) Borrower has delivered, or caused to be delivered, to Lender a true, correct and completely executed copy of the Operating Agreements, which are valid and enforceable in accordance with their terms, are in full force and effect and, as of the date hereof and have not been canceled, amended, modified, assigned, supplemented or superseded in any manner whatsoever;

(g) Borrower shall timely perform and observe all of Borrower's covenants, conditions, obligations and agreements, if any (and require Lessee to timely perform and observe all of Lessee's covenants, conditions, obligations and agreements) under the Operating Agreements and shall not suffer or permit any material delinquency on its part to exist thereunder;

(h) Borrower shall not and shall not allow Lessee to, without Lender's prior written consent: (i) sell, assign, transfer, mortgage, pledge or otherwise hypothecate the Operating Agreements or any right or interest therein or thereunder, or (ii) cancel, terminate, amend, supplement or modify the Operating Agreements, except for non-material changes in the ordinary course of business;

(i) Borrower shall use commercially reasonable efforts to (or cause Lessee to) enforce or secure the performance of each and every material obligation, covenant, condition and agreement to be performed by the tenants under any leases to ensure that tenants maintain the Operating Agreements;

(j) Nothing contained herein shall operate or be construed to obligate Lender to perform any of the terms, covenants or conditions contained in the Operating Agreements or otherwise to impose any obligation upon Lender with respect to the Operating Agreements. Notwithstanding anything herein to the contrary: (i) the operating tenants shall remain liable in respect of the Operating Agreements to the extent set forth therein to perform and satisfy all of its duties and obligations thereunder to the same extent as if this Assignment had not been executed and (ii) Lender's exercise of any rights or remedies hereunder shall not release Borrower from any of Borrower's duties, obligations or liabilities under the Operating Agreements;

(k) Borrower shall (and shall required Lessee to), from time to time upon Lender's written request, promptly execute and deliver such further documents and take such further action as Lender may reasonably request in order create, preserve, perfect, protect or confirm the assignment granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder. All of the foregoing shall be undertaken at Borrower's expense, including, without limitation: (a) all filing, registration and recording fees, if any; and (b) all stamp taxes and other taxes, charges and similar impositions in connection therewith; and

(l) Lender is hereby appointed Borrower's attorney-in-fact (which appointment is coupled with an interest and is irrevocable) for the purpose of carrying out the provisions of this Article 21 and taking any action and executing any instruments which Lender may deem necessary or desirable to effect the intents and purposes hereof including, without limitation, the right to sign and file any financing statement (or amendment or extension thereof) deemed necessary by Lender in connection herewith and the right to transfer any liquor licenses or other licenses applicable to the Property.

ARTICLE 23 -   OPERATING LEASE PROVISIONS

(a)  Borrower will, or, if applicable, will cause Lessee to: (i) observe all applicable terms, covenants, obligations and conditions of this Security Instrument, (ii) pay the rent reserved by the Operating Lease as the same becomes due and payable; (iii) promptly perform and observe all of the covenants, agreements, obligations and conditions required to be performed and observed by the Lessee under the Operating Lease, and do all things necessary to preserve and keep unimpaired its rights thereunder; (iv) promptly notify Lender in writing of the commencement of a proceeding under the federal bankruptcy laws by or against Lessee; (v) if any of the indebtedness secured hereby remains unpaid at the time when notice may be given by the Lender under the Operating Lease of the exercise of any right to renew or extend the term of the Operating Lease, promptly give notice to the Borrower of the exercise of such right of extension or renewal; (vi) in case any proceeds of insurance upon the Property or any part thereof are deposited with any person other than Lender, promptly notify Lender in writing of the name and address of the person with whom such proceeds have been deposited and the amount so deposited; (vii) promptly notify the Lender in writing of the receipt by the Lessee of any notice (other than notices customarily sent on a regular periodic basis) from the Borrower under the Operating Lease and of any notice noting or claiming any default by the Lessee in the performance or observance of any of the terms, covenants, or conditions on the part of the Lessee to be performed or observed under the Operating Lease; (viii) promptly notify the Lender in writing of the receipt by the Lessee of any notice from the Borrower of any termination of the Operating Lease; (ix) promptly cause a copy of each such notice received by the Lessee from the Borrower under the Operating Lease to be delivered to the Lender, and (x) promptly notify Lender in writing of any request made by either party to the Operating Lease to the other party thereto for arbitration or appraisal proceedings, and of the institution of any arbitration or appraisal proceedings and promptly deliver to Lender a copy of the determination of the arbitrators or appraisers in each such proceeding.

(b)  Borrower will not terminate or cancel the Operating Lease; and will not, without the prior written consent of Lender modify, change, supplement, alter or amend the Operating Lease, either orally or in writing.

(c)  Unless Lender shall otherwise expressly consent in writing, the fee title to the real property demised by the Operating Lease and the leasehold estate thereunder shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estates either in the Borrower or in a third party by purchase or otherwise.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, THIS SECURITY INSTRUMENT has been executed by Borrower effective the day and year first above written.

BORROWER:

(COMPANY SUBSIDIARY), a _________ limited partnership

By: (COMPANY SUBSIDIARY), a _________ corporation, its sole general partner

By:
Name:
Title:

STATE OF  )
) ss.
COUNTY OF  )

I certify that I know or have satisfactory evidence that _________________________________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the _________________________________ of (COMPANY SUBSIDIARY), a _________ corporation, the sole general partner of (COMPANY SUBSIDIARY), a _________ limited partnership to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument on behalf of said corporation and limited partnership.

Dated: ________________________

[SEAL]	Notary Public Print Name My commission expires

EXHIBIT A

(Description of Land)

All of that certain lot, piece or parcel of land, with the buildings and improvements thereon, situate, lying and being described as follows: